                                                                  EXECUTION COPY

                                                                    EXHIBIT 10.1

                            STOCK PURCHASE AGREEMENT

                                  by and among

                        BALDWIN TECHNOLOGY COMPANY, INC.

                                       and

                       STOCKHOLDERS OF MTC TRADING COMPANY

                                 October 4, 2006

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I.....................................................DEFINITIONS     1

ARTICLE II.................................SALE OF SHARES; PURCHASE PRICE    12
   2.1.....................................................Sale of Shares    12
   2.2.....................................................Purchase Price    12

ARTICLE III........CALCULATION AND PAYMENT OF PRELIMINARY PURCHASE PRICE;
                                 ADJUSTMENT TO PRELIMINARY PURCHASE PRICE    13
   3.1..............Calculation and Payment of Preliminary Purchase Price    13
   3.2......Calculation and Payment of Adjustment to Preliminary Purchase
                                                                    Price    13
   3.3........................................................Cooperation    16

ARTICLE IV..................REPRESENTATIONS AND WARRANTIES OF THE SELLERS    16
   4.1.....................................Organization and Good Standing    16
   4.2....................................Capitalization; Stock Ownership    17
   4.3................................................Subsidiaries of MTC    17
   4.4.......................................Authority and Enforceability    18
   4.5.......................................No Conflicts; Authorizations    19
   4.6...............................................Financial Statements    19
   4.7.........................................No Undisclosed Liabilities    20
   4.8..........................................................Inventory    20
   4.9................................................Accounts Receivable    21
   4.10.............................................................Taxes    21
   4.11...............................................Compliance with Law    23
   4.12....................................................Authorizations    23
   4.13......................................Title to Personal Properties    23
   4.14......................................Condition of Tangible Assets    24
   4.15.....................................................Real Property    24
   4.16.............................................Intellectual Property    24
   4.17..............................Absence of Certain Changes or Events    26
   4.18.........................................................Contracts    28
   4.19........................................................Litigation    30
   4.20.................................................Employee Benefits    30
   4.21......................................Labor and Employment Matters    33
   4.22.....................................................Environmental    33
   4.23.........................................................Insurance    35
   4.24..................................................Product Warranty    35
   4.25.................................................Books and Records    36
   4.26...........................................Suppliers and Customers    36
   4.27................................................Brokers or Finders    36
   4.28.....................................................Bank Accounts    36
   4.29................................................Powers of Attorney    37
   4.30..............................................Certain Acquisitions    37
   4.31.....................................Foreign Corrupt Practices Act    37
   4.32........................................Completeness of Disclosure    37

ARTICLE V.....................REPRESENTATIONS AND WARRANTIES OF THE BUYER    37
   5.1................................................Corporate Existence    37

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
   5.2................................................Corporate Authority    37
   5.3...................................Governmental Approvals; Consents    38
   5.4...................................................Finders; Brokers    38
   5.5............................................Purchase for Investment    38
   5.6.........................................................Litigation    38
   5.7........................Due Diligence and Independent Investigation    38

ARTICLE VI......................................AGREEMENTS OF ALL PARTIES    39
   6.1................................Conduct of Business Pending Closing    39
   6.2..............................Cooperation with Respect to Financing    40
   6.3...........................................Confidential Information    41
   6.4....................................................Buyer's Actions    41
   6.5.......................................................Other Offers    41
   6.6.........................Mutual Cooperation; No Inconsistent Action    41
   6.7.................................................Public Disclosures    42
   6.8....................................Access to Records and Personnel    43
   6.9...............................................Update to Disclosure    43
   6.10..........................................Resignation of Directors    44
   6.11..............................Director and Officer Indemnification    44
   6.12...................................Employee Relations and Benefits    45
   6.13.......................................................Tax Matters    46
   6.14..........................................Non-Compete; Non-Solicit    48
   6.15.................................................Medical Insurance    49

ARTICLE VII....................................................CONDITIONS    49
   7.1.........................Conditions to the Obligations of the Buyer    49
   7.2...........................Conditions to the Obligations of Sellers    50
   7.3.....................Conditions to Obligations of Buyer and Sellers    50
   7.4..................................Frustration of Closing Conditions    50

ARTICLE VIII......................................................CLOSING    50
   8.1.......................................................Closing Date    50
   8.2..................................The Buyer's Deliveries to Sellers    50
   8.3...........................The Buyer's Delivery to the Escrow Agent    51
   8.4...................................Sellers' Deliveries to the Buyer    51
   8.5..............................Sellers' Delivery to the Escrow Agent    52
   8.6........................Escrow Agents Delivery to Sellers and Buyer    52

ARTICLE IX................................................INDEMNIFICATION    52
   9.1.............................................Agreement to Indemnify    52
   9.2.........................Survival of Representations and Warranties    53
   9.3...............................Notice of Claims for Indemnification    54
   9.4..................................................Defense of Claims    54
   9.5...........................................Settlement or Compromise    55
   9.6........................................................Subrogation    55
   9.7..........................................................Knowledge    55

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
   9.8...............................................Post-Closing Actions    56
   9.9.......................................Indemnification Calculations    56
   9.10.....................................................Tax Treatment    56
   9.11..................................................Exclusive Remedy    56

ARTICLE X.....................................................TERMINATION    57
   10.1................................................Termination Events    57
   10.2.............................................Effect of Termination    58
   10.3..................................................Failure to Close    58

ARTICLE XI........................MISCELLANEOUS AGREEMENTS OF THE PARTIES    58
   11.1...........................................................Notices    58
   11.2..........................................................Expenses    59
   11.3.................................................Non-Assignability    59
   11.4.................................................Amendment; Waiver    59
   11.5.....................................................Third Parties    59
   11.6..........................................................Currency    60
   11.7................Governing Law; Submission to Jurisdiction; Waivers    60
   11.8..............................................Specific Performance    60
   11.9..................................................Entire Agreement    60
   11.10.........................Interpretation and Rules of Construction    61
   11.11.....................................................Severability    61
   11.12........................................................Schedules    62
   11.13.........................................................Language    62
   11.14.....................................................Counterparts    62

                            STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of the 4th day of October, 2006, is by and between BALDWIN TECHNOLOGY COMPANY, INC. a Delaware corporation ("BUYER"), and the stockholders listed on the signature page hereof (each, a "SELLER", and collectively, the "SELLERS") of MTC TRADING COMPANY, an Arizona corporation ("MTC"). The Buyer and Sellers may be referred to in this Agreement individually as a "PARTY" or collectively as the "PARTIES." Capitalized terms used herein shall have the meanings set forth in Article I, unless otherwise defined herein.

WHEREAS, Sellers own 100% of the outstanding shares (the "SHARES") of common stock of MTC as set forth in Exhibit A. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all, but not less than all, of the Shares upon the terms and subject to the conditions set forth in this Agreement. As a result of the transactions contemplated hereby, Buyer will acquire all of the Shares, and Sellers will receive the consideration described in Article II of this Agreement.

NOW, THEREFORE, in consideration of the premises and promises set forth herein, and intending to be legally bound hereby, the Parties agree as set forth below.

                                   ARTICLE I

                                  DEFINITIONS

The following terms when used in this Agreement have the respective meanings set forth below.

"ACQUISITION" has the meaning set forth in Section 2.1.

"ACQUISITION PROPOSAL" shall mean any inquiry, proposal or offer from any Person (other than the Buyer) relating to any (a) direct or indirect acquisition (whether in a single transactions or a series of related transactions) of MTC's or any of its Subsidiaries' assets equal to fifty-one percent (51%) or more of the value of MTC's or such Subsidiary's assets, respectively, or to which fifty-one percent (51%) or more of MTC's or any of its Subsidiaries' consolidated revenues or earnings are attributable, (b) direct or indirect acquisition (whether in a single transactions or a series of related transactions) of fifty-one percent (51%) or more of the equity securities of MTC or any of its Subsidiaries, or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transactions involving substantially all of MTC or any of its Subsidiaries or involving MTC's or any of its Subsidiaries' assets with the value set forth in clause (a) of this definition; in each case, other than the Acquisition.

"ACTION" has the meaning set forth in Section 4.19.

"AFFECTED EMPLOYEES" has the meaning set forth in Section 6.12.

"AFFILIATE" means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by ownership of securities, contract, credit arrangement or otherwise.

"AGREEMENT" means this Stock Purchase Agreement, including all Exhibits and Seller Disclosure Schedule, as each may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

"AGENTS" has the meaning set forth in Section 6.11(a).

"ANCILLARY AGREEMENT" has the meaning set forth in Section 11.12.

"ASIA PACIFIC" means Oxy-Dry Asia Pacific, Inc., a Delaware corporation and wholly-owned subsidiary of Oxy-Dry, and includes its branch which does business as Oxy-Dry Asia Pacific, Inc.

"AUTHORIZATION" means any authorization, approval, consent, certificate, declaration, license, order, permit or franchise of or from, or registration or filing with, any Governmental Authority or pursuant to any Law.

"BENEFIT PLAN" means any employee benefit plan (whether or not within the meaning of ERISA Section 3(3)) or the German Company Pension Act (BetrAVG), as the case may be, whether written or oral, maintained, sponsored, contributed to or required to be contributed to by the Sellers, MTC or any of MTC's Subsidiaries or ERISA Affiliates for the benefit of any present or former directors, employees, contractors or consultants of the Sellers, MTC, or any of MTC's Subsidiaries or ERISA Affiliates, or for which the Sellers, MTC or any of MTC's Subsidiaries or ERISA Affiliates may have liability, including, but not limited to, any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA
Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, (d) any Multiemployer Plan (as defined in ERISA Section 3(37) with respect to which MTC or any of its Subsidiaries or ERISA Affiliates has an obligation to contribute or has or could have withdrawal liability under ERISA Section 4201),
(e) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (f) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, deferred compensation, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA or the German Company Pension Act (BetrAVG), as the case may be.

"BOOKS AND RECORDS" has the meaning set forth in Section 6.8(b).

"BUSINESS" means the business of developing, manufacturing, distributing, marketing, selling and servicing of automatic blanket washing systems and ancillary equipment for the graphic arts industry as conducted by MTC and its Subsidiaries on the date hereof and the contract packaging, toll blending and co-packing of dry ingredients, powders and pre-mixes as conducted by Food Blends on the date hereof.

"BUSINESS DAY" means any day, excluding Saturday, Sunday and any other day on which commercial banks in Chicago, Illinois are authorized or required by Law to close.

"BUYER" has the meaning set forth in the introductory paragraph of this Agreement.

"BUYER INDEMNITEES" has the meaning set forth in Section 9.1(a).

"BUYER MATERIAL ADVERSE EFFECT" means a material adverse effect on the ability of the Buyer to consummate the Acquisition and perform all of its obligations hereunder.

"CAPITAL STOCK" means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and
(c) any other interest that confers on a Person the right to receive a share of the profits and losses, or distribution of assets, of the issuing entity.

"CASH AND CASH EQUIVALENTS" means all cash and Cash Equivalents of MTC and its Subsidiaries.

"CASH EQUIVALENTS" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's,
(c) commercial paper maturing no more than 270 days from the date of acquisition thereof and, at the time of acquisition, having a rating of A-1 or P-1, or better, from S&P or Moody's, [and (d) certificates of deposit or bankers' acceptances maturing within 1 year from the date of acquisition thereof either
(i) issued by any bank organized under the laws of the United States or any state thereof, which bank has a rating of A or A2, or better, from S&P or Moody's, or (ii) certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation].

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.

"CHARTER DOCUMENTS" means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, trust agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

"CLOSING" has the meaning set forth in Section 8.1.

"CLOSING DATE" has the meaning set forth in Section 8.1.

"CLOSING DATE BALANCE SHEET" has the meaning set forth in Section 3.2(a).

"CLOSING WORKING CAPITAL VALUE" means the Working Capital Value as of the Closing Date.

"CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

"CONFIDENTIALITY LETTER" means the letter agreement, dated April 25, 2006, between Oxy-Dry and the Buyer.

"CONTRACT" means any written contract or other legally binding written agreement or arrangement.

"COPYRIGHTS" has the meaning set forth in Section 4.16.

"CURRENT ASSETS" means those current and other assets of MTC and its Subsidiaries set forth on Schedule 1.2 hereto.

"CURRENT LIABILITIES" means those current and other liabilities of MTC and its Subsidiaries set forth on Schedule 1.2 hereto.

"DECEMBER 31, 2005 BALANCE SHEET" has the meaning set forth in Section 4.6.

"DESIGNATED ACCOUNTANTS" has the meaning set forth in Section 3.2(a).

"ENVIRONMENT" means all indoor or outdoor air, surface water, groundwater, surface or subsurface land, including all fish, wildlife, biota and all other natural resources.

"ENVIRONMENTAL ACTION" means any claim, proceeding or other Action brought or threatened under any Environmental Law or otherwise asserting that MTC or a Subsidiary of MTC has incurred any Pre-Closing Environmental Liability.

"ENVIRONMENTAL CLEAN-UP SITE" means any location which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state or foreign list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Action related to or arising from any alleged violation of any Environmental Law, or at which there has been a threatened or actual Release of a Hazardous Substance.

"ENVIRONMENTAL LAWS" means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Authority relating to the Environment, human health, worker health and safety, public health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: CERCLA; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C.
Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C.
Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; RCRA, 42 U.S.C. Section 6901 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local Law, and any non-U.S. Laws and regulations of similar import, and all amendments or regulations promulgated thereunder.

"ENVIRONMENTAL PERMITS" means any Authorization under Environmental Law, and includes any and all Orders issued or entered into by a Governmental Authority under Environmental Law.

"EQUITY SECURITIES" means (a) shares of Capital Stock, and (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding shares of Capital Stock.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

"ERISA AFFILIATE" means any person (within the meaning of Section 3(9) of ERISA) who is, or at any time was, a member of a "controlled group of corporations" with, under "common control" with or a member of an "affiliated services group" as defined in Section 414(b), (c), (m) or (o) of the Code, with, the Sellers, MTC or any Affiliate thereof, or any predecessor of any of the foregoing.

"ESCROW AGENT" means J.P. Morgan Trust Company, National Association, a national banking association.

"ESCROW AGREEMENT" means the Escrow Agreement in the form attached hereto as Exhibit B.

"ESCROW AMOUNT" means Two Million Dollars ($2,000,000).

"EXCHANGE RATE" means the applicable exchange rate for converting the relevant foreign currency into U.S. currency as published in the Wall Street Journal on the relevant date.

"FINANCIAL STATEMENTS" has the meaning set forth in Section 4.6.

"FOODS BLENDS" means Oxy-Dry Food Blends, Inc., a Delaware corporation and wholly-owned subsidiary of Oxy-Dry.

"FUNDED DEBT" means all debt for borrowed money of MTC and its Subsidiaries owed to any bank or other financial institution. Funded Debt shall include any unpaid Promissory Notes or other indebtedness of MTC or any of its Subsidiaries payable to (i) holders of shares of MTC Preferred Stock and issued or incurred in connection with the redemption by MTC of such preferred stock, together with all accrued and unpaid dividends thereon, and/or (ii) holders of shares of Oxy-Dry common stock and issued or incurred in connection with the acquisition by MTC of such Oxy-Dry common stock. Funded Debt shall not include (i) any amount or amounts owed by MTC or any of its Subsidiaries as rent or additional rent with respect to the Leased Personal Property or Leased Real Property.

"GAAP" means United States generally accepted accounting principles applied in a manner consistent with the application thereof in the preparation of the MTC Audited Financial Statements at December 31, 2005.

"GENERAL PARTNER" and "GENERAL PARTNERS" have the meanings set forth in Section 4.1(b).

"GOVERNMENTAL AUTHORITY" means any U.S. or foreign federal, state, provincial or local governmental or regulatory commission, board, bureau, agency, court or regulatory or administrative body.

"HAZARDOUS SUBSTANCES" means all explosive materials, radioactive materials, hazardous materials, toxic materials, wastes, chemicals, petroleum, petroleum by-products and petroleum products (including crude oil or any fraction thereof), asbestos and asbestos containing materials, and all other materials, chemicals and substances that are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section
172.101 and materials defined as hazardous substances pursuant to Section 101(14) of CERCLA.

"HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"IN-BOUND LICENSES" has the meaning set forth in Section 4.16.

"INDEMNIFYING PARTY" has the meaning set forth in Section 9.3.

"INDEMNITEES" has the meaning set forth in Section 9.1(c).

"INDEPENDENT ACCOUNTANTS" has the meaning set forth in Section 3.2(g).

"INTELLECTUAL PROPERTY" has the meaning set forth in Section 4.16.

"INTELLECTUAL PROPERTY RIGHTS" has the meaning set forth in Section 4.16.

"JULY 30, 2006 BALANCE SHEET" has the meaning set forth in Section 4.6.

"KNOWLEDGE", when used in this Agreement, means that such Party has no actual knowledge, after due inquiry, that such representation or warranty is not true and correct to the same extent as provided in the applicable representation or warranty. For the purpose of this definition, the "knowledge" of the Sellers shall mean the actual knowledge, after due inquiry, of Edward McLoughlin, Mary Ellen Cahill, Martin Haver, Rune G. Vestman and Lothar Vogel and the "knowledge" of the Buyer shall mean the actual knowledge, after due inquiry, of Gerald A. Nathe, Karl S. Puehringer and Vijay Tharani.

"LAW" means any U.S. or foreign federal, state or local law, statute, ordinance, regulation, rule, constitution, code, order or treaty of any Governmental Authority.

"LEASE" has the meaning set forth in Section 4.15.

"LEASED PERSONAL PROPERTY" has the meaning set forth in Section 4.13.

"LEASED REAL PROPERTY" has the meaning set forth in Section 4.15.

"LIENS" means all liens, charges, security interests, pledges, mortgages or other material encumbrances (other than restrictions on transfer generally arising under the Securities Act or other applicable securities Laws).

"LOSS" means any liability, expense (including reasonable attorney's fees), loss, damage, obligation or responsibility.

"MASCHINEN GMBH" means Oxy-Dry Maschinen GmbH, a company with limited liability established under the laws of the Federal Republic of Germany and wholly-owned subsidiary of Oxy-Dry.

"MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, results of operations or financial condition of MTC and its Subsidiaries taken as a whole, after taking into effect any insurance recoveries; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse
Effect: (i) any failure by MTC and its Subsidiaries to meet internal projections or forecasts or revenue or earnings predictions, (ii) changes, effects, events, occurrences or circumstances that generally affect the United States or the global economy or the industries in which MTC or its Subsidiaries operate, (iii) general economic, financial or securities market conditions in the United States or elsewhere, (iv) the execution, delivery or announcement of this Agreement or the announcement or pendency of the Acquisition, (v) changes in GAAP or legal requirements applicable to MTC and its Subsidiaries, (vi) changes in Laws or interpretations thereof by a Governmental Authority, (vii) changes, effects or events caused by or resulting from the taking of any action required or permitted by this Agreement or approved by Buyer, or (viii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, any outbreak or material escalation of hostilities in which the United States is involved or the occurrence of any military or any terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or directed against United States' facilities or citizens wherever located; or (b) the ability of MTC or Sellers to consummate the Acquisition.

"MATERIAL CONTRACTS" has the meaning set forth in Section 4.18.

"MAXIMUM AMOUNT" has the meaning set forth in Section 9.1(b).

"MINIMUM AMOUNT" has the meaning set forth in Section 9.1(b).

"MTC" has the meaning set forth in the introductory paragraph of this Agreement.

"MTC AUDITED FINANCIAL STATEMENTS" has the meaning set forth in Section 4.6.

"MTC CAPITAL STOCK" has the meaning set forth in Section 4.2(a).

"MTC FINANCIAL STATEMENTS" has the meaning set forth in Section 4.6.

"MTC INTERIM FINANCIAL STATEMENTS" has the meaning set forth in Section 4.6.

"MTC OWNED INTELLECTUAL PROPERTY" has the meaning set forth in Section 4.16.

"MTC PREFERRED STOCK" means the 3,298 shares of issued and outstanding preferred stock, $100 per value per share, of MTC.

"NET INCOME TAX LIABILITIES" means all liabilities of MTC and its Subsidiaries as of the close of business on the Closing Date for any known and quantified as of the date of determination federal, state, foreign and local net income taxes, franchise taxes and taxes imposed in lieu of net income taxes (excluding any refund of Taxes, deferred Tax assets or deferred Tax liabilities) accrued or due and owing, determined in accordance with GAAP, not to exceed the actual Tax liabilities as determined by the filing of all Tax Returns for all

Tax periods ending on or before the Closing Date. Any amounts which are to be included in any calculation of Net Income Tax Liabilities which are expressed in a currency other than U.S. dollars shall be converted into U.S. dollars at the Exchange Rate as published on the Closing Date or, if such calculation must be made prior to the Closing Date, on the date closest in time to the Closing Date that allows for the relevant calculation to be made in a timely manner.

"NONDISCLOSURE AGREEMENTS" has the meaning set forth in Section 4.16.

"ORDER" means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

"OTHER ANTITRUST LAWS" means the antitrust and competition Laws of all jurisdictions other than those of the United States.

"OUT-BOUND LICENSES" has the meaning set forth in Section 4.16.

"OXY-DRY" means Oxy-Dry Corporation, a Delaware corporation, which on the Closing Date will be a wholly-owned subsidiary of MTC.

"OXY-DRY AUDITED FINANCIAL STATEMENTS" has the meaning set forth in Section 4.6.

"OXY-DRY INTERIM FINANCIAL STATEMENTS" has the meaning set forth in Section 4.6.

"PARTY" or "PARTIES" has the meaning set forth in the introductory paragraph of this Agreement.

"PATENTS" has the meaning set forth in Section 4.16.

"PCBS" has the meaning set forth in Section 4.22.

"PENSION PLAN" has the meaning set forth in Section 4.20.

"PERMITTED LIENS" means all (a) Liens set forth on Schedule 1.3; (b) Liens disclosed in the Financial Statements; (c) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed; (d) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like Liens arising or incurred in the ordinary course of business; (e) Liens associated with original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (f) with respect to any parcel of the Leased Real Property: (i) easements, licenses, covenants, rights-of-way and other similar restrictions, including any other agreements or restrictions which would be shown by a current title report or other similar report or listing, (ii) any conditions that may be shown by a current survey or physical inspection of the Real Property subject to the lease and (iii) zoning, building and other similar restrictions, so long as none of (i), (ii) or (iii) prevent the use of such Leased Real Property subject to the lease substantially as currently used.

"PERSON" means any individual, firm, partnership, association, trust, corporation, joint venture, unincorporated organization, limited liability company, Governmental Authority or other entity.

"PHANTOM EQUITY" means the gross amount due to Rune G. Vestman pursuant to his Contract of Employment with Maschinen GmbH, dated as of May 1, 1992, as amended December 31, 1999. As of December 31, 2005, Phantom Equity was One Million One Hundred Forty-Seven Thousand Euros ((euro)1,147,000) or One Million Three Hundred Fifty-Eight Thousand Dollars ($1,358,000).

"POLICIES" has the meaning set forth in Section 4.23.

"POST-CLOSING PERIOD" means any taxable period or portion thereof beginning after the Closing Date.

"PRE-CLOSING ENVIRONMENTAL LIABILITIES" means liabilities based upon or arising out of (a) the ownership or operation of the businesses of MTC and its Subsidiaries at any time on or prior to the Closing, or (b) the operations conducted on, or, to the Knowledge of the Sellers, the condition of the Leased Real Property or any other real property currently or formerly owned, operated or leased by MTC or any of its Subsidiaries at any time on or prior to the Closing, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) the Release or, to the Knowledge of the Sellers, the presence of any Hazardous Substance by MTC or any of its Subsidiaries at, on or under any Real Property or any other real property currently or formerly owned, operated or leased by MTC or any of its Subsidiaries at any time on or prior to the Closing or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances generated by or otherwise used in the businesses of MTC and its Subsidiaries.

"PRE-CLOSING PERIOD" means any taxable period or portion thereof that is not a Post-Closing Period.

"PRELIMINARY CASH AND CASH EQUIVALENTS" means the good faith estimate of the Cash and Cash Equivalents of MTC as of the Closing Date as determined by Sellers, subject to the approval of the Buyer, which approval shall not be unreasonably withheld.

"PRELIMINARY FUNDED DEBT" means the good faith estimate of the Funded Debt of MTC as of the Closing Date as determined by Sellers, subject to the approval of the Buyer, which approval shall not be unreasonably withheld.

"PRELIMINARY NET INCOME TAX LIABILITIES" means the good faith estimate of the amount of all Net Income Tax Liabilities as of the Closing Date as determined by Sellers, subject to the approval of the Buyer, which approval shall not be unreasonably withheld.

"PRELIMINARY PHANTOM EQUITY" means the good faith estimate of the gross amount of Phantom Equity of MTC and its Subsidiaries as of the Closing Date as determined by Sellers, subject to the approval of the Buyer, which approval shall not be unreasonably withheld.

"PRELIMINARY PURCHASE PRICE" means that amount equal to (i) Twenty-Five Million Dollars ($25,000,000) plus (ii) the Preliminary Cash and Cash Equivalents less
(iii) the Preliminary Funded Debt less (iv) the Preliminary Phantom Equity and less (v) the Preliminary Net Income Tax Liabilities, as adjusted pursuant to
Section 3.1 (b).

"PRELIMINARY PURCHASE PRICE STATEMENT" has the meaning set forth in Section 3.1(a).

"PRELIMINARY WORKING CAPITAL VALUE" means the good faith estimate of the Working Capital Value of MTC as of the Closing Date as determined by Sellers, subject to the approval of the Buyer, which approval shall not be unreasonably withheld.

"PRODUCTS" has the meaning set forth in Section 4.24.

"PROPER COURTS" has the meaning set forth in Section 11.7.

"PROPRIETARY INFORMATION" has the meaning set forth in Section 4.16.

"PUBLIC SOFTWARE" means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU's General Public License or Lesser/Library GPL; (ii) Mozilla Public License; (iii) Netscape Public License; (iv) Sun Community Source/ Industry Standard License; (v) BSD License; and (vi) Apache License.

"PURCHASE PRICE" has the meaning set forth in Section 2.2.

"PURCHASE PRICE ADJUSTMENT" has the meaning set forth in Section 3.2(f).

"RCRA" means the Resource Conservation and Recovery Act of 1976.

"REFERENCE PURCHASE PRICE STATEMENT" means the reference statement set forth in
Schedule 1.2.

"RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.

"SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

"SELLER" and "SELLERS" have the meanings set forth in the introductory paragraph of this Agreement.

"SELLER DISCLOSURE SCHEDULE" means the disclosure schedule dated and delivered as of the date hereof by Sellers to the Buyer, as amended, modified or supplemented pursuant to Section 6.9, which is attached to this Agreement, is designated therein as being the Seller Disclosure Schedule and is arranged in sections corresponding to each Section of Article IV.

"SELLER INDEMNITEES" has the meaning set forth in Section 9.1(c).

"SELLER'S PERCENTAGE OF THE SHARES" means, with respect to any Seller, the percentage of the Shares owned by such Seller, which is set forth on Exhibit A.

"SHARES" has the meaning set forth in the recitals to this Agreement.

"SOFTWARE" has the meaning set forth in Section 4.16.

"SUBSIDIARY" or "SUBSIDIARIES" of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.

"SUBSIDIARY SHARES" has the meaning set forth in Section 4.3(b).

"TAXES" means any federal, state, provincial, local, territorial and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, escheat, abandoned property, capital, transaction, license, alternative or add-on minimum, premium, bank shares, deed, lease, service, service use, occupation, severance, energy, unemployment, social security, workers' compensation, ad valorem, environmental, withholding and any other taxes, duties, assessments, customs, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with all interest, penalties and additions to tax imposed with respect to such amounts.

"TAX RETURNS" means all federal, state, local, provincial and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes (as they relate to the Business).

"THIRD PARTY CLAIM" has the meaning set forth in Section 9.4.

"TERMINATION DATE" means November 30, 2006.

"TRADEMARKS" has the meaning set forth in Section 4.13.

"TRANSFER TAXES" means sales, use, transfer, real property transfer, recording, documentary, stamp, registration, stock transfer and similar taxes and fees.

"UK INC." means Oxy-Dry U.K., Inc., a Delaware corporation and wholly-owned subsidiary of Oxy-Dry and includes its branch which does business as Oxy-Dry U.K., Inc..

"UPDATED SCHEDULES" has the meaning set forth in Section 6.9.

"WORKING CAPITAL VALUE" shall be determined in accordance with the principles employed in the preparation of the Reference Purchase Price Statement and shall mean the consolidated Current Assets less the consolidated Current Liabilities of MTC and its Subsidiaries, and shall exclude any refund of Taxes or any Net Income Tax Liabilities (but shall not exclude any deferred Tax assets or liabilities whether short or long-term) and shall exclude accrued and unpaid dividends on the MTC Preferred Stock, if any. The Reference Purchase Price Statement contains a calculation of Working Capital Value as of December 31, 2005. Any amounts which are to be included in any calculation of Working Capital Value which are expressed in a currency other than U.S. dollars shall be converted into U.S. dollars at the Exchange Rate as published on the Closing Date or, if such calculation must be made prior to the Closing Date, on the date closest in time to the Closing Date that allows for such calculation to be made in a timely manner, provided however that any such calculation made for purposes of the Working Capital Value as of December 31, 2005 contained in the Reference Purchase Price Statement shall use the Exchange Rate as published on December 31, 2005.

                                   ARTICLE II

                         SALE OF SHARES; PURCHASE PRICE

     2.1 SALE OF SHARES. Subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Closing and as of the Closing Date, each Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase, acquire and accept from each Seller delivery of, all of such Seller's right, title and interest in and to all of the Shares. The purchase and sale of the Shares is referred to in this Agreement as the "Acquisition".

     2.2 PURCHASE PRICE. The aggregate purchase price (the "PURCHASE PRICE") for the Shares shall be that amount equal to (i) Twenty-Five Million Dollars ($25,000,000) plus (ii) the amount of all Cash and Cash Equivalents as at the Closing Date less (iii) the amount of all Funded Debt as at the Closing Date less (iv) the amount of all Phantom Equity as at the Closing Date less (v) the amount of all Net Income Tax Liabilities as at the Closing Date and (vi) plus that amount, if any, by which the Working Capital Value as at the Closing Date is greater than $5,588,000 or less that amount, if any, by which the Working Capital Value as at the Closing Date is less than $5,588,000.

                                  ARTICLE III

             CALCULATION AND PAYMENT OF PRELIMINARY PURCHASE PRICE;
                    ADJUSTMENT TO PRELIMINARY PURCHASE PRICE

     3.1 CALCULATION AND PAYMENT OF PRELIMINARY PURCHASE PRICE.

          (a) On the third Business Day prior to the Closing Date, the Sellers shall prepare and deliver, or cause to be prepared and delivered, to the Buyer a preliminary purchase price statement (the "PRELIMINARY PURCHASE PRICE STATEMENT") setting forth the Preliminary Working Capital Value, the Preliminary Cash And Cash Equivalents, the Preliminary Funded Debt, the Preliminary Phantom Equity and the Preliminary Net Income Tax Liabilities and a calculation of the Preliminary Purchase Price. The Preliminary Purchase Price Statement shall be prepared on a basis consistent with the December 31, 2005 Balance Sheet and the Reference Purchase Price Statement.

          (b) If the Preliminary Working Capital Value is (i) greater than $5,588,000 (the Working Capital Value as of December 31, 2005), then the amount of the Preliminary Purchase Price shall be increased by the amount of the excess or (ii) less than $5,588,000 (the Working Capital Value as of December 31,
2005), then the amount of the Preliminary Purchase Price shall be reduced by such deficiency.

          (c) At the Closing, Buyer shall (i) pay to each Seller in immediately available U.S. federal funds that amount equal to the product of (A) such Seller's Percentage of the Shares times (B) that amount equal to (x) the Preliminary Purchase Price less (y) the Escrow Amount and (ii) deposit with the Escrow Agent the Escrow Amount pursuant to the Escrow Agreement.

     3.2 CALCULATION AND PAYMENT OF ADJUSTMENT TO PRELIMINARY PURCHASE PRICE.

          (a) Within ninety (90) days after the Closing Date, the Buyer shall prepare or cause to be prepared and cause to be audited by PricewaterhouseCoopers LLP or such other firm of certified independent public accountants of national reputation mutually agreed to by all of the parties (the "Designated Accountants") a consolidated balance sheet of MTC and its Subsidiaries as of the Closing Date and a consolidated income statement for the period then ended (as it may be changed below, the "CLOSING DATE BALANCE SHEET"), which shall reflect all Net Income Tax Liabilities as of the Closing Date, in accordance with GAAP applied in a manner consistent with the application of such principles in the preparation of the December 31, 2005 Balance Sheet and in accordance with the Reference Purchase Price Statement, except for the absence of footnote disclosures and other financial statements required thereby. For purposes of this Agreement, the Closing Date Balance Sheet and any determination of revenue and income for the period ending on the Closing Date, shall use the same revenue recognition policy used by MTC and its subsidiaries as described in Note A to the MTC Financial Statements and as more fully described in Section 3.2 of the Seller Disclosure Schedule. Buyer shall deliver the Closing Date Balance Sheet, together with the calculation of Net Income Tax Liabilities as of the Closing Date included therein and a calculation of the Purchase Price calculated in accordance with Section 2.2, to the Sellers within ninety (90) days after the Closing Date.

          (b) The Closing Date Balance Sheet shall reflect as accrued expenses
(i) all unpaid expenses (including, without limitation, legal and accounting fees) payable by MTC or any of its Subsidiaries in connection with the origination, negotiation, execution and performance of this Agreement through the Closing Date, and (ii) the severance bonus or bonuses payable to Martin Haver and all other amounts payable to Martin Haver upon the consummation of the Acquisition pursuant to that certain letter agreement between Oxy-Dry and Martin Haver dated May 3, 2006. The Closing Date Balance Sheet shall not give effect to the investment banking fee or fees payable to Grant Thornton Corporate Finance LLC by the Sellers and/or MTC in connection with the Acquisition, which fee or fees shall be payable by Sellers.

          (c) Buyer shall cause MTC to conduct a physical count of the inventory (including, without limitation, raw materials, finished goods and work-in-progress) of MTC and its Subsidiaries as at the Closing Date, or such other date after the Closing as may be mutually agreed to by all of the parties. The Designated Accountants shall observe the physical count and perform such audit procedures as they deem necessary to enable them to audit the Closing Date Balance Sheet. The Sellers and their representatives shall be entitled to participate in such physical count. Upon completion of the physical count, MTC under supervision of the Buyer shall cause the inventory to be tabulated and each item to be valued at cost in accordance with GAAP applied in a manner consistent with the application of such principles in the preparation of the December 31, 2005 Balance Sheet. MTC under supervision of the Buyer will cause the value of such inventory and related reserves to be rolled backward, based upon purchases and use from the Closing Date through the date of the physical count, to value the inventory of MTC and its Subsidiaries on the Closing Date. The Buyer shall cause to be computed labor and overhead (to include manufacturing, engineering and field service) costs incurred in the fulfillment of orders not yet shipped (work-in-progress and finished goods) plus any freight costs incurred to bring inventory to its condition and location as at the Closing Date.

          (d) The fees and expenses of the Designated Accountants incurred in connection with the preparation of the audited Closing Date Balance Sheet and the calculation of the Purchase Price and Net Income Tax Liabilities shall be paid by MTC as a post-closing expense. In the event the Sellers engage Grant Thornton LLP to assist in their review of the audited Closing Date Balance Sheet and the calculation of the Purchase Price and the Net Income Tax Liabilities, the fees and expenses of Grant Thornton LLP in connection with such review shall be paid by the Sellers.

          (e) With respect to Sellers' review of the Closing Date Balance Sheet and the calculation of the Net Income Tax Liabilities as provided in Section 3.2(a) hereof, the Buyer shall and shall cause MTC and its Subsidiaries to (i) provide Sellers and their representatives with reasonable access to all relevant books, records and work papers in the possession of employees of the Buyer or any of its Affiliates or the Designated Accountants, (ii) cooperate with Sellers and their representatives, including providing all information in the possession of the Buyer, MTC or any of its Subsidiaries necessary or useful in the review of the Closing Date Balance Sheet and Net Income Tax Liabilities, and (iii) be entitled to observe and review the preparation of the Closing Date Balance Sheet, the Net Income Tax Liabilities and the audit, including the Designated Accountants' work papers, and shall have full access to the Designated Accountants during such audit, which review shall not constitute any approval of or acquiescence in the Closing Date Balance Sheet or Net Income Tax Liabilities on the part of the Sellers.

          (f) In the event that the Sellers do not disagree with the Closing Date Balance Sheet and the calculation by the Designated Accountants of the Purchase Price and Net Income Tax Liabilities pursuant to Section 3.2(a), then the payment to be made pursuant to Section 3.2(h) (the "PURCHASE PRICE ADJUSTMENT") shall be made in cash by wire transfer of immediately available funds on or prior to the forty-fifth (45th) day after the delivery of the Closing Date Balance Sheet as provided in Section 3.2(a).

          (g) In the event that the Sellers disagree with the Closing Date Balance Sheet or the calculation of the Net Income Tax Liabilities or the Purchase Price pursuant to Section 3.2(a), the Sellers shall in writing advise the Buyer within thirty (30) days after the delivery of the Closing Date Balance Sheet or the calculation of the Net Income Tax Liabilities or the Purchase Price, as the case may be, specifying in reasonable detail the nature of all such disagreements, the reason therefor and Sellers' calculation. The Buyer and the Sellers shall attempt to resolve all such disagreements. If the Buyer and Sellers are unable to resolve all such disagreements within fifteen (15) days after the Sellers shall have advised the Buyer of such disagreements, the Buyer and Sellers shall then select a mutually acceptable firm of certified independent public accountants of national reputation (the "INDEPENDENT ACCOUNTANTS") to resolve the disagreements and to determine the amount of the Purchase Price Adjustment. The Independent Accountants shall deliver their determination of the Purchase Price Adjustment to the Buyer and Sellers as soon as practicable and such determination shall be final and binding upon the Buyer and Sellers. Payment of such Purchase Price Adjustment shall be made in cash by wire transfer of immediately available funds within five (5) Business Days of the receipt of the determination of the Purchase Price Adjustment as provided in this Section 3.2(g).

          (h) Following the Closing, in accordance with this Section 3.2, the Preliminary Purchase Price will be adjusted as set forth below to arrive at the Purchase Price:

               (i) if the Purchase Price exceeds the Preliminary Purchase Price, the amount of such excess will be added to the Preliminary Purchase Price and the Purchase Price Adjustment (the amount of such excess) shall be paid by the Buyer to Sellers in cash by wire transfer of immediately available funds as provided in this Article III; and

               (ii) if the Purchase Price is less than the Preliminary Purchase Price, the amount of such deficit will be subtracted from the Preliminary Purchase Price and the Purchase Price Adjustment (the amount of such deficit) shall be paid by the Sellers to the Buyer in cash by wire transfer of immediately available funds as provided in this Article III.

          (i) The Sellers shall be jointly and severally responsible for the payment to the Buyer of the amount, if any, by which the Purchase Price as determined in accordance with this Article III is decreased from the Preliminary Purchase Price.

          (j) Any amounts owing under this Section 3.2 shall be paid by wire transfer to the account or accounts specified by the payee(s). Any amount owing pursuant to this Section 3.2 which is not paid within the specified time period shall bear interest from and including the Closing Date to, but excluding, the date of payment, at a rate per annum equal to the prime rate as published in The Wall Street Journal, calculated daily on the basis of a year of three hundred sixty-five days and the actual number of days elapsed.

          (k) The fees and expenses of the Independent Accountants shall be shared equally by the Buyer and the Sellers.

     3.3 COOPERATION. Following the Closing, the Buyer shall and shall cause MTC, its Subsidiaries and their respective officers, employees, consultants, accountants and agents to cooperate fully with Sellers and its representatives in connection with the review of the Closing Date Balance Sheet and the calculation of the Net Income Tax Liabilities and the Purchase Price and to provide any information requested by Sellers and its representatives in connection with any disagreements.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Sellers jointly and severally represent and warrant to the Buyer as of the date hereof that the statements contained in this Article IV are true and correct.

     4.1 ORGANIZATION AND GOOD STANDING.

          (a) Each Seller that is a limited partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each Seller which is a trust is a trust duly organized and validly existing under the

Laws of the jurisdiction of its organization. None of Sellers that is a limited partnership or trust is in default under its Charter Documents. The Charter Documents of each Seller that is a limited partnership or trust in the forms previously delivered to the Buyer are the Charter Documents of such Seller as in effect on the date of this Agreement.

          (b) McLoughlin Management, LLC is the sole general partner of Stem, LP and Cahill Management LLC is the sole general partner of Pine Harbour Partners, LP. McLoughlin Management, LLC and Cahill Management LLC are each hereinafter referred to as a "GENERAL PARTNER" and, collectively, the "GENERAL PARTNERS". Each of the General Partners is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Neither General Partner is in default under its Charter Documents. The Charter Documents of each General Partner in the forms previously delivered to the Buyer are the Charter Documents of such General Partner as in effect on the date of this Agreement.

          (c) MTC is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. The Seller Disclosure Schedule contains a complete and accurate list of each jurisdiction in which MTC is qualified to do business. MTC is not in default under its Charter Documents. The Charter Documents of MTC in the forms previously delivered to the Buyer are the Charter Documents of MTC.

          (d) Since its incorporation, MTC has conducted no business or engaged in any other activity other than (i) acquiring and holding as an investment shares of Capital Stock of Oxy-Dry, The Mason and Dixon Lines Incorporated, a Tennessee corporation, and Arizona Kazakstan Development Group Incorporated, an Arizona corporation, and (ii) rendering management services to Oxy-Dry and its Subsidiaries for which Oxy-Dry has paid to MTC a management fee.

     4.2 CAPITALIZATION; STOCK OWNERSHIP.

          (a) The authorized Capital Stock of MTC consists of (i) 1,000,000 shares of Common Stock, no par value, of which 301,636 shares are issued, 150,818 of which are outstanding and held of record by the Sellers and 150,818 of which are held by MTC as treasury stock and (ii) 100,000 shares of preferred stock, par value $100 per share, of which 6,195 shares are issued, 3,298 of which are outstanding and 2,897 of which are held by MTC as treasury stock (the "MTC CAPITAL STOCK"). All of the MTC Capital Stock is duly authorized, validly issued, fully paid and nonassessable. All of the Shares are owned of record and beneficially by Sellers as set forth in Exhibit A, free and clear of all Liens. Upon transfer of the Shares to Buyer in accordance with the terms of Article II, Buyer will receive valid title to the Shares, free and clear of all Liens.

          (b) None of the MTC Capital Stock was issued in violation of any Contract to which any Seller or MTC is a party or is subject or in violation of any preemptive or similar rights of any Person.

          (c) Other than the MTC Capital Stock, MTC does not have outstanding any Equity Securities or any other securities. MTC is not a party or subject to any Contract obligating MTC to issue any Equity Securities or any other securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of MTC. MTC does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

          (d) None of Sellers or MTC is a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the MTC Capital Stock.

     4.3 SUBSIDIARIES OF MTC.

          (a) Each Subsidiary of MTC is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

          (b) The Seller Disclosure Schedule contains a true and complete list of the Subsidiaries of MTC and sets forth with respect to each such Subsidiary the jurisdiction of formation, each jurisdiction in which such Subsidiary is qualified to transact business, the authorized and outstanding Capital Stock of such Subsidiary and the owner of record of such outstanding Capital Stock. Except as set forth on the Seller Disclosure Schedule, the outstanding shares of Capital Stock of each Subsidiary (collectively, the "SUBSIDIARY SHARES") are duly authorized, validly issued, fully paid and nonassessable, and are owned by MTC or another Subsidiary of MTC free and clear of all Liens.

          (c) None of the Subsidiaries of MTC is in default under its Charter Documents. The Charter Documents of each Subsidiary of MTC in the forms previously delivered to the Buyer are the Charter Documents of such Subsidiary of MTC.

          (d) None of the Subsidiary Shares was issued in violation of any Contract to which any Seller, MTC or any of its Subsidiaries is a party or is subject or in violation of any preemptive or similar rights of any person.

          (e) Other than the Subsidiary Shares, no Subsidiary of MTC has outstanding any Equity Securities or any other securities. No Subsidiary of MTC is a party or subject to any Contract obligating such Subsidiary to issue any Equity Securities or any other securities and there is no circumstance or condition that may give rise to a claim by any Person that such

Person is entitled to acquire any securities of any Subsidiary of MTC. No Subsidiary of MTC has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

          (f) Other than the Subsidiaries set forth in the Seller Disclosure Schedule, neither MTC nor any of its Subsidiaries directly or indirectly owns any Equity Securities or other securities in any Person.

          (g) None of Sellers, MTC or any Subsidiary of MTC is a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the Subsidiary Shares.

     4.4 AUTHORITY AND ENFORCEABILITY. Each Seller has the requisite power and authority to enter into this Agreement and to consummate the Acquisition. The execution and delivery of this Agreement and the consummation of the Acquisition have been duly authorized by all necessary action on the part of each Seller which is a trust and all necessary action by each Seller which is a limited partnership. This Agreement has been duly executed and delivered by Sellers and, assuming due authorization, execution and delivery by the Buyer, constitutes the valid and binding obligation of Sellers, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors' rights generally, and (b) the availability of injunctive relief and other equitable remedies.

     4.5 NO CONFLICTS; AUTHORIZATIONS.

          (a) The execution and delivery of this Agreement by Sellers do not, and the performance by Sellers of their obligations hereunder and the consummation by Sellers of the Acquisition (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly,
(i) violate the provisions of any of the Charter Documents of any Seller, MTC or any of its Subsidiaries, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Material Contract, (iii) violate or conflict with any Law, Authorization or Order applicable to any Seller, MTC or any of its Subsidiaries, or (iv) result in the creation of any Liens upon any of the assets owned or used by MTC or any of its Subsidiaries. No consent, waiver, assignment or other approval or action is required in connection with the Acquisition under any Material Contract in order to preserve all rights of, and benefits to, MTC and its Subsidiaries thereunder.

          (b) No Authorization or Order of any Governmental Authority or other Person is required by or with respect to any Seller, MTC or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Acquisition, including any filing or report under the HSR Act and the Other Antitrust Laws.

     4.6 FINANCIAL STATEMENTS.

          (a) True and complete copies of the following financial statements are included in the Seller Disclosure Schedule:

               (i) Audited consolidated financial statements of MTC consisting of the balance sheets of MTC as at December 31 in each of the years 2004 and 2005 and the related statements of income and retained earnings, stockholders equity and cash flow, for the years then ended (the "MTC AUDITED FINANCIAL STATEMENTS");

               (ii) Unaudited consolidated financial statements of MTC consisting of the balance sheets as at July 31 in each of the years 2005 and 2006 and the related statements of income and retained earnings, stockholders' equity and cash flow for the seven-month periods then ended (the "MTC INTERIM FINANCIAL STATEMENTS" and, together with the MTC Audited Financial Statements, the "MTC FINANCIAL STATEMENTS");

               (iii) Audited consolidated financial statements of Oxy-Dry and its Subsidiaries, consisting of the consolidated balance sheet of Oxy-Dry and its Subsidiaries as at December 31 in each of the years 2004 and 2005 and the related consolidated statements of income and retained earnings, stockholders' equity and cash flow, for the years then ended (the "OXY-DRY AUDITED FINANCIAL STATEMENTS"); and

               (iv) Unaudited consolidated financial statements of Oxy-Dry and its Subsidiaries consisting of the consolidated balance sheet of Oxy-Dry and its Subsidiaries and a balance sheet of MTC as at July 31 in each of the years 2005 and 2006 and the related consolidated statements of income and retained earnings, stockholders' equity and cash flow for the seven-month periods then ended (the "OXY-DRY INTERIM FINANCIAL STATEMENTS" and together with the Oxy-Dry Audited Financial Statements and the MTC Financial Statements, the "FINANCIAL STATEMENTS").

          (b) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Oxy-Dry Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Oxy-Dry Audited Financial Statements).

          (c) The Financial Statements are based on the books and records of MTC and its Subsidiaries, and fairly present in all material respects the financial condition of MTC and its Subsidiaries as of the respective dates they were prepared and the results of the operations of MTC and its Subsidiaries for the periods indicated.

          (d) The consolidated balance sheet of Oxy-Dry and its Subsidiaries as of December 31, 2005 is referred to herein as the "DECEMBER 31, 2005 BALANCE SHEET" and the consolidated balance sheet of Oxy-Dry and its Subsidiaries as of July 31, 2006 is referred to herein as the "JULY 31, 2006 BALANCE SHEET". Each of MTC and its Subsidiaries maintains a standard system of accounting established and administered, in all material respects, in accordance with GAAP and neither MTC nor any of its Subsidiaries has made any change in accounting practices since December 31, 2005.

     4.7 NO UNDISCLOSED LIABILITIES. (a) Oxy-Dry and its Subsidiaries have no debts, liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (i) those which are adequately reflected or reserved against in the July 31, 2006 Balance Sheet,
(ii) those which have been incurred in the ordinary course of business and consistent with past practice since July 31, 2006 and which are not, individually or in the aggregate, material in amount, and (iii) those set forth in the Seller Disclosure Schedule.

          (b) Except as set forth on the Seller Disclosure Schedule, MTC has no debts, liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

     4.8 INVENTORY. The Sellers have previously delivered to Buyer a true and complete list of all inventory of MTC and each of its Subsidiaries as of December 31, 2005, and a list of all items of inventory that the inventory accounting records of MTC and its Subsidiaries indicate had no movement (in or out) during the twelve month period preceding each of December 31, 2005 and August 31, 2006 (except for Oxy-Dry UK Inc., for whom such list is provided as of August 31, 2006 only). The Sellers have previously delivered to Buyer a true and complete list of all inventory items that the accounting records of MTC and its Subsidiaries indicate were purchased during the period January 1, 2006 through August 31, 2006 by Oxy-Dry Mashinen GmbH and Food Blends.

     4.9 ACCOUNTS RECEIVABLE. The Seller Disclosure Schedule sets forth a true and complete list of all accounts receivable of MTC and each of its Subsidiaries as of July 31, 2006 indicating with respect to each account receivable the account debtor, the amount of such account receivable, the date on which such account receivable was recorded, the date on which such account receivable is due and, if the estimated payment date is different, such date. Such list also details all balances that are greater than $10,000 and 60 days or older, noting for each such balance a reason for the payment delay and identifying those accounts receivable balances the payment of which are subject to acceptance of related equipment by the customer.

     4.10 TAXES.

          (a) Except as set forth in the Seller Disclosure Schedule, all Tax Returns required to have been filed by or with respect to MTC and its Subsidiaries have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return correctly and completely reflects liability for Taxes and all other information required to be reported thereon in all material respects. The time periods to file Tax Returns for the year ended December 31, 2005 for MTC and its Subsidiaries have been extended as permitted by applicable taxing authorities. All Taxes owed by MTC or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid).

          (b) Except as set forth in the Seller Disclosure Schedule, there is no audit currently proposed, threatened or pending against, or with respect to, MTC or any of its Subsidiaries in respect of any Taxes. No claim has ever been made by an authority in a jurisdiction where MTC or any of its Subsidiaries do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns in that jurisdiction.

          (c) Except as set forth in the Seller Disclosure Schedule, MTC and its Subsidiaries have withheld and timely paid all Taxes required to have been withheld and paid and have complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

          (d) There is no dispute or claim concerning any liability for Taxes with respect to MTC or any of its Subsidiaries for which notice has been provided, or which, to the Knowledge of Sellers, is asserted or threatened. The Seller Disclosure Schedule (i) lists all federal, state, local, and foreign income Tax Returns filed with respect to MTC or any of its Subsidiaries for taxable periods ended on or after December 31, 2003, and (ii) indicates those Tax Returns that have been audited. Sellers have made available to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of MTC or its Subsidiaries since December 31, 2003. Neither MTC nor any Subsidiary has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

          (e) Neither MTC nor any of its Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provisions of state, local or foreign income Tax Law). None of the assets or properties of MTC constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code. Neither MTC nor any of its Subsidiaries is a party to any "safe harbor lease" within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any "long-term contract" within the meaning of Section 460 of the Code. Neither MTC nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. No foreign Subsidiary of MTC has ever held a "United States real property interest" within the meaning of Section 897(1)(1) of the Code. No Seller is a "foreign person" within the meaning of Section 1445 of the Code. Neither MTC nor any of its Subsidiaries has made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code or an excise Tax to the recipient of such payments pursuant to
Section 4999 of the Code. To the Knowledge of Sellers, neither MTC nor any of its Subsidiaries has participated in or cooperated with an international boycott as defined in Section 999 of the Code.

          (f) Neither MTC nor any Subsidiary has agreed to or is required to make by reason of a change in accounting method or otherwise, any adjustment under Section 481(a) of the Code. Neither MTC nor any Subsidiary has been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement.

          (g) Neither MTC nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement. Neither MTC nor any of its Subsidiaries has any liability for the Taxes of any Person (i) as a transferee or successor, (ii) by contract, or (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law) except in respect of the several liability of MTC and each of its Subsidiaries, other than Maschinen GmbH and Oxy-Dry U.K. Ltd., for U.S. federal income taxes of such entities.

          (h) No Subsidiary of MTC that is incorporated in a non-U.S. jurisdiction has an investment in "United States property" within the meaning of
Section 956(c) of the Code. No Subsidiary of MTC is a passive foreign investment company within the meaning of Section 1297 of the Code and neither MTC nor any of its Subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company. No Subsidiary of MTC that is incorporated in a non-U.S. jurisdiction is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged.

          (i) Except as set forth in the Seller Disclosure Schedule, neither MTC nor any of its Subsidiaries is or at any time has been subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code. Neither MTC nor any of its Subsidiaries has any "non-recaptured net Section 1231 losses" within the meaning of Section 1231(c)(2) of the Code.

     4.11 COMPLIANCE WITH LAW. Each of MTC and its Subsidiaries has complied in all material respects with each, and is not in violation of any, applicable Law to which MTC or any such Subsidiary or its respective business, operations, assets or properties is subject, including, without limitation, any applicable Law relating to the issuance of the Shares or the Subsidiary Shares, any applicable Law relating to minimum insurance requirements and any applicable Law relating to the processing, blending or packaging of foodstuffs. Neither MTC nor any of its Subsidiaries has received written notice asserting a violation of, conflict with, or failure to comply with, any Law, including, without limitation, any work safety regulation issued by the German employers' liability insurance association (Berufsgenossenschaft)..

     4.12 AUTHORIZATIONS.

          (a) Each of MTC and its Subsidiaries owns, holds or lawfully uses in the operation of its business all Authorizations which are required or necessary for it to conduct its business as currently conducted or for the ownership and use of the assets owned or used by MTC or any Subsidiary in the conduct of its business free and clear of all Liens. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated, revoked, withdrawn, cancelled, suspended or modified or become terminable, revocable, withdrawable, suspendable or modifiable as a result of the Acquisition.

          (b) To the Knowledge of Sellers, no event has occurred and no circumstances exist that would reasonably be expected to result in a violation of, conflict with, failure to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Authorization which is necessary for it to conduct the Business. Neither MTC nor any of its Subsidiaries has received written notice asserting a violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, or any claim of default with respect to, any Authorization which is necessary for it to conduct its business.

          (c) Each of MTC and its Subsidiaries has made all filings with each Governmental Authority which are required or necessary to be filed by it in connection with the consummation of the Acquisition and the other transactions contemplated by this Agreement.

     4.13 TITLE TO PERSONAL PROPERTIES.

          (a) The Seller Disclosure Schedule sets forth a complete and accurate list of all the personal properties and assets owned, leased or used by MTC or any of its Subsidiaries as of June 30, 2006, with a current fair market value in excess of $50,000.

          (b) MTC or one of its Subsidiaries has good and valid title to, and is the lawful owner of, all of the tangible assets listed in the Seller Disclosure Schedule, free and clear of all Liens other than Permitted Liens, and no Person other than MTC, its Subsidiaries or holders of Permitted Liens has any interest in such tangible assets. With respect to personal properties and assets that are leased ("LEASED PERSONAL PROPERTY"), MTC or one of its Subsidiaries has a valid leasehold interest in such Leased Personal Property, all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto and no Person other than MTC, its Subsidiaries or the lessors of Leased Personal Property has any interest in such Leased Personal Property. None of MTC, any of its Subsidiaries or any other party thereto is in breach of any of the terms of any such lease.

     4.14 CONDITION OF TANGIBLE ASSETS. All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by MTC or any of its Subsidiaries are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the ordinary course of business and conform in all material respects to all Laws and Authorizations relating to their use and operation.

     4.15 REAL PROPERTY. Neither MTC nor any Subsidiary owns any real property.
Schedule 4.15 of the Seller Disclosure Schedule lists all of the material real property and interests therein leased or subleased by MTC and its Subsidiaries (the "LEASED REAL PROPERTY"). The Leased Real Property listed on the Seller Disclosure Schedule includes all interests in real property used in or necessary for the conduct of the business and operations of MTC and its Subsidiaries as currently conducted. Sellers have delivered to Buyer a true and complete copy of every lease and sublease pursuant to which MTC or its Subsidiary, as the case may be, holds a possessory interest in the Leased Real Property and all material amendments, renewals, or extensions thereto (each, a "LEASE"). The leasehold interest of MTC or its Subsidiary, as the case may be, with respect to each item of Leased Real Property is held free and clear of any Liens, except Permitted Liens. Neither MTC nor any of its Subsidiaries has received or given an uncured default notice in respect of the performance, observance or fulfillment of any obligation, covenant or condition contained in any Lease. There are no defaults by MTC or any of its Subsidiaries under any Lease and, to the Knowledge of Sellers, there are no defaults by a landlord under any Lease. The Leased Real Property is in suitable condition for MTC's and each Subsidiary's business as currently conducted.

     4.16 INTELLECTUAL PROPERTY.

          (a) As used in this Agreement, "INTELLECTUAL PROPERTY" means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, designs, tools, specifications, mask works, drawings, graphics, methods, processes, technology, know-how, source code, product road maps and other proprietary information and materials used in the assembly of Products (collectively "PROPRIETARY INFORMATION"); (ii) trademarks and service marks (whether or not registered), trade names, logos, domain names, trade dress and other proprietary indicia and all goodwill associated therewith (collectively, "TRADEMARKS"); (iii) all registered and unregistered copyrights in both published and unpublished works (collectively, "COPYRIGHTS"); (iv) all letters patent, patent applications, provisional patents, design patents, PCT filings (collectively, "PATENTS"); (v) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, "SOFTWARE"); and (vi) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses
(i) through (v) in any country of the world ("INTELLECTUAL PROPERTY RIGHTS").

          (b) The Seller Disclosure Schedule lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Patents, Copyrights and Trademarks owned by MTC and/or one or more of its Subsidiaries (whether exclusively, jointly with another Person or otherwise) ("MTC OWNED INTELLECTUAL PROPERTY"); provided that the Seller Disclosure Schedule is not required to list items of MTC Owned Intellectual Property which are not registered or the subject of an application for registration. Except as described in the Seller Disclosure Schedule, MTC or one of its Subsidiaries owns the entire right, title and interest to all MTC Owned Intellectual Property free and clear of all Liens and free of any obligation to make any payment to any employee or former employee in the context of employee inventions, including, without limitation, inventions under the German Employee Invention Act (Arbeitnehmererfindergesetz).. To the Knowledge of Sellers, the MTC Owned Intellectual Property and any Intellectual Property that MTC rightfully uses or otherwise enjoys pursuant to the terms of a valid and enforceable In-Bound License constitute all of the Intellectual Property Rights required or necessary for the operation of the Business as it is currently conducted.

          (c) The Seller Disclosure Schedule lists all licenses, sublicenses and other agreements ("IN-BOUND LICENSES") pursuant to which a third party authorizes MTC or any of its Subsidiaries to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into MTC's or any of its Subsidiaries' Products. Each In-Bound License is non-exclusive. Except as described in the Seller Disclosure Schedule, neither MTC nor any of its Subsidiaries is in default under any In-Bound License.

          (d) The Seller Disclosure Schedule lists all licenses, sublicenses and other agreements ("OUT-BOUND LICENSES") pursuant to which MTC or any of its Subsidiaries authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any MTC Owned Intellectual Property or pursuant to which MTC or any of its Subsidiaries grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive. To the Knowledge of the Sellers, no third party is in default of any Out-Bound License.

          (e) All registration, maintenance and renewal fees related to MTC Owned Intellectual Property that are currently due have been paid and all documents and certificates related to such MTC Owned Intellectual Property have been filed with the relevant Governmental Authority or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such MTC Owned Intellectual Property.

          (f) Sellers are not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any MTC Owned Intellectual Property. The Seller Disclosure Schedule lists the status of any Actions before the United States Patent and Trademark Office or any other Governmental Authority anywhere in the world related to any of MTC Owned Intellectual Property, including the due date for any outstanding response by MTC or any of its Subsidiaries in such Actions.

          (g) None of the Products currently assembled, sold, distributed, provided, shipped or licensed, by MTC or any of its Subsidiaries infringes upon, or otherwise unlawfully uses, the Intellectual Property Rights of any third party. Neither MTC nor any of its Subsidiaries, by conducting its business as currently conducted, infringes upon, or otherwise unlawfully uses, any Intellectual Property Rights of a third party. None of Sellers, MTC or any of its Subsidiaries has received any written communication alleging that MTC or any of its Subsidiaries or any of their respective Products infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor, to the Knowledge of Sellers, is there any basis therefor. No Action has been instituted, or, to the Knowledge of Sellers, threatened, relating to any Intellectual Property currently used by MTC or any of its Subsidiaries. To the Knowledge of Sellers, no Person is infringing any Intellectual Property Rights of MTC or any of its Subsidiaries or has otherwise misappropriated or is otherwise misappropriating any MTC Owned Intellectual Property.

          (h) To the Knowledge of Sellers, no Public Software: (A) forms part of any Software owned by MTC; (B) was, or is, used in connection with the development of any Software owned by MTC or any products or services developed or provided through the Business; or (C) was, or is, incorporated or distributed, in whole or in part, in conjunction with any Software owned by MTC; that would adversely affect, limit, or restrict MTC's ownership of, or ability to license, transfer or sell, any Software owned by MTC.

          (i) MTC and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by MTC or any of its Subsidiaries that is not covered by an issued Patent. All employees of Oxy-Dry in the United States sign a form written confidentiality and trade secret agreement (the "NONDISCLOSURE

AGREEMENT"). A copy of the standard form of Nondisclosure Agreement has been provided to the Buyer. To the Knowledge of the Sellers, no employee has breached the provisions of his or her Nondisclosure Agreement.

     4.17 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on the Seller Disclosure Schedule, since December 31, 2005 to the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and to the Closing Date (with respect to the representation and warranty made as of the Closing Date):

          (a) there has not been any material adverse change in the condition (financial or otherwise), operations, or results of operations of MTC and its Subsidiaries taken as a whole;

          (b) neither MTC nor any of its Subsidiaries has amended or changed its Charter Documents;

          (c) neither MTC nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Security or any other security;

          (d) neither MTC nor any of its Subsidiaries has split, combined or reclassified any Equity Security or other security, or issued, or authorized for issuance, any Equity Security or other security;

          (e) neither MTC nor any of its Subsidiaries has altered any term of any outstanding Equity Security or other security;

          (f) neither MTC nor any of its Subsidiaries has (i) increased or modified the compensation or benefits payable or to become payable by MTC or any of its Subsidiaries to any of its current or former directors, employees, contractors or consultants, (ii) increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of MTC or any of its Subsidiaries, or (iii) entered into any employment, severance or termination agreement;

          (g) other than the sale of inventory in the ordinary course of business neither MTC nor any of its Subsidiaries has sold, leased, transferred or assigned any property or assets of MTC or any such Subsidiary having an aggregate value of more than $10,000;

          (h) neither MTC nor any of its Subsidiaries has incurred, assumed or guaranteed any indebtedness;

          (i) neither MTC nor any of its Subsidiaries has created or assumed any Lien on any asset, except for Liens arising under lease financing arrangements incurred in the ordinary course and Liens for Taxes not yet due and payable with respect to which MTC and its Subsidiaries maintain adequate reserves;

          (j) (i) no Material Contract has been modified, (ii) no rights under any Material Contract have been waived or accelerated and (iii) no Contract that would be required to be listed as a Material Contract pursuant to Section 4.18 hereof if such Contract were in effect on the date hereof has been terminated or cancelled;

          (k) neither MTC nor any of its Subsidiaries has sold, transferred, pledged or assigned, and there has been no material reduction in the value of, any MTC Owned Intellectual Property;

          (l) none of Sellers, MTC or its Subsidiaries has agreed or entered into any arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Article IV untrue or incorrect;

          (m) there has not been any material damage, destruction or loss with respect to the property and assets of MTC or any of its Subsidiaries, whether or not covered by insurance;

          (n) none of Sellers, MTC or any of its Subsidiaries has made any Tax election;

          (o) none of Sellers, MTC or any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing; and

          (p) none of MTC or any of its Subsidiaries has made any change in their accounting or Tax methods or practices or their Tax elections, or settled or compromised any income Tax liability of MTC or any of its Subsidiaries.

     4.18 CONTRACTS.

          (a) The Seller Disclosure Schedule contains a true and complete list of each Contract to which MTC or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound meeting any of the descriptions set forth below:

               (i) for the purchase of materials, supplies, goods, services, equipment or other assets involving aggregate payments by MTC or any of its Subsidiaries of $100,000 or more;

               (ii) for the sale by MTC or any of its Subsidiaries of any Product or Products having an aggregate purchase price of more than $50,000 in the year ending 2006;

               (iii) that requires MTC or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contains "take or pay" provisions;

               (iv) that (A) continues over a period of more than twelve months or (B) involves payments to or by MTC or any of its Subsidiaries exceeding $50,000, other than arrangements disclosed pursuant to the preceding subsections (i) and (ii);

               (v) that is an employment, termination or severance Contract, other than any such Contract that is terminable at-will by MTC or any of its Subsidiaries without liability to MTC or such Subsidiary;

               (vi) that is a partnership or joint venture or other Contract involving stock appreciation, phantom stock or the sharing of profits;

               (vii) that is with any Seller, that is between MTC and any of its Subsidiaries or that is between any of the Subsidiaries of MTC;

               (viii) that is a distribution, dealer, representative or sales agency Contract;

               (ix) that is a Contract for the lease of personal property which provides for payments to or by MTC or any of its Subsidiaries in any one case of $100,000;

               (x) that provides for the indemnification by MTC or any of its Subsidiaries of any Person, the undertaking by MTC or any of its Subsidiaries to be responsible for consequential damages, or the assumption by MTC or any of its Subsidiaries of any Tax, environmental or other Liability;

               (xi) with any Governmental Authority;

               (xii) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money or advance or capital contribution, or investment in, any Person (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

               (xiii) for a charitable or political contribution in any one case in excess of $1,000 or in the aggregate greater than $10,000;

               (xiv) for any capital expenditure or leasehold improvement in any one case in excess of $25,000 or in the aggregate greater than $50,000;

               (xv) that restricts the right of MTC or any of its Subsidiaries to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

               (xvi) that is an Out-Bound License (other than a license incorporated in a Contract for the purchase of a Product) or an In-Bound License (other than the manufacturer's standard form of license accompanying off-the-shelf software purchased by MTC or any of its Subsidiaries);

               (xvii) that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

               (xviii) that is a collective bargaining Contract or other Contract with any labor organization, union or association.

          (b) Each Contract required to be listed in the Seller Disclosure Schedule (collectively, the "MATERIAL CONTRACTS") is in full force and effect and valid and enforceable in accordance with its terms.

          (c) Neither MTC nor any of its Subsidiaries is, and to the Knowledge of Sellers, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, including any default with respect to minimum insurance requirements, and neither MTC nor any of its Subsidiaries has given or received written notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.

          (d) Sellers have delivered accurate and complete copies of each Material Contract, including all amendments thereto, to Buyer.

          (e) Neither MTC nor any of its Subsidiaries is a party to any enforceable oral agreement (i) entered into outside the ordinary course of business, (ii) involving aggregate payments of $10,000 or more, or (iii) that can not be fully performed in less than twelve (12) months.

     4.19 LITIGATION.

          (a) Except as set forth on the Seller Disclosure Schedule there is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an "ACTION") (i) pending or, to the Knowledge of Sellers, threatened against or affecting in any material respect MTC or any of its Subsidiaries, or
(ii) that challenges or seeks to prevent, enjoin or otherwise delay the Acquisition. To the Knowledge of the Sellers, no event has occurred or circumstances exist that would reasonably be expected to give rise to any such Action. There is no Action against any current or, to the Knowledge of Sellers, former director or employee of MTC or any of its Subsidiaries with respect to which MTC or any such Subsidiary has or is reasonably likely to have an indemnification obligation.

          (b) There is no unsatisfied judgment, penalty or award against MTC or any of its Subsidiaries or any of their respective properties or assets. There is no Order to which MTC or any of its Subsidiaries or any of their respective properties or assets are subject.

     4.20 EMPLOYEE BENEFITS.

          (a) The Seller Disclosure Schedule sets forth a true and complete list of all Benefit Plans. There has been delivered to Buyer true, accurate and complete copies of each Benefit Plan (including amendments thereto), trust agreement, insurance or annuity contract, and all summary plan descriptions, summaries of material modifications, general notices to employees or beneficiaries and other material agreements, documents or instruments relating thereto.

          (b) Each Benefit Plan has at all times been maintained and administered in material compliance in accordance with its terms and with all reporting, disclosure and other requirements of all applicable Laws, including ERISA and the Code and their foreign Law equivalents, including, without limitation, the German Company Pension Act *BetrAVG) and the German Income Tax Act (EStG). Each Benefit Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and which is intended to be tax qualified under Section 401(a) of the Code (a "PENSION PLAN"), has been determined by the Internal Revenue Service to be so qualified and no condition exists that will or would reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such plan or related trust. No Benefit Plan is a "defined benefit plan" within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code and neither MTC, any Subsidiary nor any ERISA Affiliate has ever maintained, sponsored, contributed to or was required to contribute to such a plan.

          (c) None of the Sellers, MTC, any Subsidiary of MTC, any ERISA Affiliate or any other person has engaged in any prohibited transaction as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject MTC, any Subsidiary of MTC, any ERISA Affiliate or any other person to any taxes, penalties or other liabilities imposed by Section 4975 of the Code or Sections 409 or 502 of ERISA.

          (d) No "reportable event" (within the meaning of Section 4043 of ERISA) with respect to which the 30 day notice requirement has not been waived has occurred with respect to any Benefit Plan since the effective date of said
Section 4043. To the Knowledge of the Sellers, no condition exists which could reasonably be expected to subject MTC or any of its Subsidiaries to a penalty under Section 4071 of ERISA.

          (e) Neither MTC nor any of its Subsidiaries or any ERISA Affiliate is, or has been, party to any Multiemployer Plan or multiple employer plan. No Benefit Plan is or has been a Multiemployer Plan or a multiple employer plan.

          (f) Sellers have provided to Buyer: (i) true and complete copies of the three most recent annual reports on Form 5500 and any attached schedules for each Benefit Plan (if any such report was required by applicable Law), (ii) true and complete copies of the three most recent actuarial reports with respect to each Benefit Plan required to have an actuarial report, (iii) the most recent audited financial statement with respect to each Benefit Plan required to have an audited financial statement, and (iv) a true and correct copy of the most recent determination letter issued by the Internal Revenue Service for each Pension Plan.

          (g) With respect to each Benefit Plan, no suit or other litigation (other than routine claims for benefits in the ordinary course of plan activities) have been brought or, to the Knowledge of the Sellers, threatened against or with respect to any Benefit Plan, MTC, any Subsidiary of MTC, any ERISA Affiliate or any trustee or agent of any Benefit Plan, and, to the Knowledge of the Sellers, there are no facts or circumstances that would reasonably be expected to give rise to any such suit, action or other litigation.

          (h) There are no outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to participants in any Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan.

          (i) No Benefit Plan provides health, life, death or other welfare benefit coverage (whether or not insured) beyond the termination of an employee's employment, except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any State laws requiring continuation of benefits coverage following termination of employment.

          (j) All contributions to Benefit Plans that were required to be made under such Benefit Plans or applicable Law have been made, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, all of which accruals under unfunded Benefit Plans are as disclosed in the Seller Disclosure Schedule, and each of MTC and each Subsidiary has performed all material obligations required to be performed under all Benefit Plans, including, without limitation, each required pension adjustment under Section 16 of the German Company Pension Act (BetrAVG).

          (k) Except as set forth in the Seller Disclosure Schedule, neither MTC nor any Subsidiary is subject to any (i) Contract or oral agreement with any stockholder, director, officer or other employee of MTC or any Subsidiary (A) the benefits of which are contingent either alone or in combination with any other event (e.g. termination of employment), or the terms of which will be materially altered, upon the occurrence of the Acquisition, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, officer or employee; or (ii) Contract, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, employment agreement, change in control agreement or severance benefit plan, the benefits of which shall be triggered or increased, or the vesting of the benefits under which shall be accelerated, by the Acquisition, either alone or in combination with any other event, or the value of any benefits under which shall be calculated on the basis of the value of the Acquisition.

          (l) Each individual that renders services to MTC or any Subsidiary who is classified by MTC or such Subsidiary as having the status of (i) an independent contractor or any other non-employee status, or (ii) as an exempt or non-exempt employee, is properly so classified for all purposes, including but not limited to (a) taxation and tax reporting and social security contributions,
(b) eligibility to participate in the Benefit Plans, (iii) Fair Labor Standards Act purposes, and (iv) applicable Laws governing the payment of wages.

          (m) Each Benefit Plan that is a "nonqualified deferred compensation plan" (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code during the period beginning January 1, 2005 through the date hereof and has not been materially modified since October 2, 2004. Any amounts paid or payable pursuant to each Benefit Plan subject to Section 409A is not includible in the gross income of a service recipient (within the meaning of Section 409A) until received by the service recipient and is not subject to interest or the additional tax imposed by Section 409A of the Code, and there are no agreements in place that would entitle a participant in any such plan to reimbursement for any such additional tax.

          (n) Neither the Sellers, MTC nor any of its Subsidiaries are subject to any legal, contractual, equitable, or other obligation to establish or continue any Benefit Plan on or after the date hereof.

          (o) Neither the Sellers, MTC nor any of its Subsidiaries have made any representations or communications (directly or indirectly, orally, in writing or otherwise) with respect to participation, eligibility for benefits, vesting, benefit accrual coverage or other material terms of any Benefit Plan to any employee, beneficiary or other person other than those which are in accordance with the terms and provisions of each such Benefit Plan as in effect immediately prior to the Closing Date.

          (p) Except as disclosed on the Seller Disclosure Schedule, MTC and each ERISA Affiliate may, in any manner, subject to the limitations imposed by applicable Law, and without the consent of any employee, beneficiary or other person, prospectively terminate, modify or amend any Benefit Plan or any other plan, program or practice (or its participation in such Benefit Plan or any other plan, program or practice) effective as of a date on or after the date hereof.

     4.21 LABOR AND EMPLOYMENT MATTERS.

          (a) The Seller Disclosure Schedule sets forth (i) a list of all employees of MTC and its Subsidiaries (including title and position) as of the date hereof, and (ii) the base compensation and benefits of each such employee whose base compensation and bonus exceeded, in the aggregate, $75,000 in the year ending December 31, 2005 or whose base compensation and target bonus exceeds or is expected to exceed, in the aggregate, $75,000 in the year ending December 31, 2006. No former employees of MTC or any of its Subsidiaries are receiving or scheduled to receive pension benefits, medical insurance coverage or other benefits from MTC or any Subsidiary. Subject to applicable Law, all directors, employees, contractors and consultants of MTC and its Subsidiaries may be terminated by MTC or a Subsidiary at any time with or without any severance or other liability to MTC or such Subsidiary.

          (b) Neither MTC nor any of its Subsidiaries is a party or subject to any labor union or collective bargaining agreement or any German shop agreement (Betriebsvereinbarung). There is no German works council (Betriebrsrat) and, to the Knowledge of Sellers, there is no employee effort to establish any such works council. There have not been since January 1, 2003 and, to the Knowledge of Sellers, there are not pending or threatened any labor disputes, work stoppages, requests for representation, pickets, work slow downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of MTC or any of its Subsidiaries. There is no unfair labor practice, charge or complaint pending, or, to the Knowledge of Sellers, threatened before the National Labor Relations Board or a German labor court. To the Knowledge of Sellers, no event has occurred or circumstances exist that would reasonably be expected to give rise to a work stoppage or other labor dispute.

          (c) None of MTC or any of its Subsidiaries is a party to any Contract which restricts MTC or any of its Subsidiaries from relocating, closing or terminating any of its operations or facilities or any portion thereof or which would require the payment of any severance or other comparable payment to any affected employee. None of Sellers, MTC or any of its Subsidiaries have since January 1, 2003 effectuated a "plant closing" (as defined in the WARN Act or the German Works Constitution Act (BetrAVG)) or (ii) a "mass lay-off" (as defined in the WARN Act or the German Termination Protection Act (KSchG)), in either case affecting any site of employment or facility of MTC or any of its Subsidiaries, except in accordance with the WARN Act or the German Termination Protection Act (KSchG), as the case may be. The consummation of the Acquisition will not create liability for any act by MTC or any of its Subsidiaries on or prior to the Closing under the WARN Act or any other Law respecting reductions in force or the impact on employees on plant closings or sales of businesses.

     4.22 ENVIRONMENTAL.

          (a) Each of MTC and its Subsidiaries has obtained, and is in material compliance with, all Environmental Permits required in connection with its operations and the Leased Real Property. Each Environmental Permit, together with the name of the Governmental Authority issuing such Environmental Permit, is set forth in the Seller Disclosure Schedule. All such Environmental Permits are valid and in full force and effect and all renewal applications for such Environmental Permits have been timely filed with the appropriate Governmental Authority. None of such Environmental Permits will be terminated, revoked, withdrawn, cancelled, suspended or modified or become terminable, revocable, withdrawable, suspendable or modifiable as a result of the Acquisition. Each of MTC and its Subsidiaries is currently in material compliance with all Environmental Laws. None of MTC or any of its Subsidiaries has received written notice alleging that MTC or any of its Subsidiaries is not in material compliance with Environmental Laws.

          (b) There are no past, pending or, to the Knowledge of Sellers, threatened Environmental Actions against or affecting MTC or any of its Subsidiaries, and to the Knowledge of Sellers, there are no facts or circumstances which would reasonably be expected to form the basis for any Environmental Action against MTC or any such Subsidiary.

          (c) Neither MTC nor any of its Subsidiaries has entered into or agreed to any Order, and neither MTC nor any of its Subsidiaries is subject to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of a Hazardous Substance under any Environmental Law.

          (d) There has been no treatment, storage, disposal or Release by MTC or any of its Subsidiaries of any Hazardous Substance at, from, into, on or under any Leased Real Property or any other property currently or formerly owned, operated or leased by MTC or any of its Subsidiaries. To the Knowledge of Sellers, no Hazardous Substances are present in, on, about or migrating to or from any Leased Real Property that could be expected to give rise to an Environmental Action against MTC or any of its Subsidiaries.

          (e) Neither MTC nor any of its Subsidiaries has received a CERCLA 104(e) information request nor has MTC or any of its Subsidiaries been named a potentially responsible party for any National Priorities List site under CERCLA or any other site under analogous state

Law. Neither MTC nor any of its Subsidiaries has received an analogous notice or request from any non-U.S. Governmental Authority.

          (f) To the Knowledge of Sellers, there are no aboveground tanks or underground storage tanks on, under or about the Leased Real Property. To the Knowledge of Sellers, any aboveground or underground tanks previously situated on the Leased Real Property or any other property currently or formerly owned, operated or leased by MTC or any of its Subsidiaries have been removed in accordance with all Environmental Laws and, to the Knowledge of Sellers, no residual contamination, if any, remains at such sites in excess of applicable standards.

          (g) To the Knowledge of Sellers, there are no polychlorinated biphenyls ("PCBs") leaking from any article, container or equipment on, under or about the Leased Real Property and there are no such articles, containers or equipment containing PCBs in, at, on, under or within the Leased Real Property.

          (h) To the Knowledge of Seller, there is no asbestos containing material or lead based paint containing materials in, at, on, under or within the Leased Real Property.

          (i) Neither MTC nor any of its Subsidiaries has transported or, to the Knowledge of Sellers, arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which is an Environmental Clean-up Site.

     4.23 INSURANCE.

          (a) The Seller Disclosure Schedule sets forth (i) a true and complete list of each insurance policy which covers MTC or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the "POLICIES") and (ii) a list of all pending claims and the claims history for MTC and its Subsidiaries during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which either MTC or any of its Subsidiaries has received any notice that the insurer has reserved its rights.

          (b) There are no self-insurance arrangements by or affecting MTC or any of its Subsidiaries other than standard deductibles.

          (c) All Policies are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect with respect to MTC and its Subsidiaries following the Acquisition.

          (d) Neither MTC nor any of its Subsidiaries has received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the businesses of MTC and its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such Policy. To the Knowledge of Sellers, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy. Sellers have no Knowledge of any threatened termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.

     4.24 PRODUCT WARRANTY.

          (a) There are no warranties (express or implied) outstanding with respect to any products currently or formerly assembled, sold, distributed, provided or shipped ("Products"), or any services rendered, by MTC or any of its Subsidiaries, beyond that set forth in the standard conditions of sale or service, copies of which are included in the Seller Disclosure Schedule.

          (b) Each Product assembled, sold, distributed, provided or shipped, or service rendered, by MTC or any of its Subsidiaries has been in conformity with all applicable contractual commitments and warranties. There are no material design, manufacturing or other defects, latent or otherwise, with respect to any Products. Each Product that has been assembled, sold, distributed, provided or shipped prior to Closing contains all warnings required by applicable Law.

          (c) The July 30, 2006 Balance Sheet reflects adequate reserves (in accordance with GAAP) for product design and warranty claims and other damages in connection with any Product assembled, sold, distributed or shipped, or service rendered, by MTC and its Subsidiaries on or prior to July 31, 2006.

     4.25 BOOKS AND RECORDS.

          (a) The accounting and other financial books and records of the Company are complete and accurate in all material respects, and are maintained in accordance with customary business practices.

          (b) The minute books, the stock certificate books, and the stock record books of MTC and its Subsidiaries contain accurate and complete records of all meetings, or actions taken by written consent, of the stockholders, the board of directors and any committees of the board of directors, of MTC and its Subsidiaries, and no meeting, or action by written consent in lieu of such meeting, of any such stockholders, board of directors or committee of such board of directors, has been held for which minutes have not been prepared and not contained in the minute books. At the Closing, all of the books and records of MTC and its Subsidiaries will be in the possession of MTC. At the Closing, Sellers will deliver, or cause to be delivered, to Buyer or its designee all of the minute books of MTC and its Subsidiaries.

     4.26 SUPPLIERS AND CUSTOMERS. The Seller Disclosure Schedule sets forth with respect to each of MTC and its Subsidiaries (a) each supplier of materials or components from whom purchases exceeded $200,000 in the year ended 2004 or 2005 (including, without limitation, the top twenty suppliers for each of 2004 and 2005 by dollar amount of purchase volume), (b) each supplier who constitutes a sole source of supply to MTC or any of its Subsidiaries, and (c) with respect to each year ended 2004 or 2005 and the six-month period ended June 30, 2006, the top twenty customers in terms of MTC's and its Subsidiaries' revenues on a consolidated basis for such year or period. The relationships of each of MTC and its

Subsidiaries with each such supplier and customer listed on the Seller Disclosure Schedule are good commercial working relationships. No such supplier or customer has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with MTC or any of its Subsidiaries. None of MTC or the Subsidiaries of MTC has received written notice that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with MTC or any of its Subsidiaries or limit its services, supplies or materials to MTC or any of its Subsidiaries, either as a result of the Acquisition or otherwise.

     4.27 BROKERS OR FINDERS. Except for fees and commissions of Grant Thornton Corporate Finance LLC which will be paid by Seller, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Acquisition contemplated by this Agreement based upon arrangements made by or on behalf of Seller or MTC or any of its Subsidiaries.

     4.28 BANK ACCOUNTS. The Seller Disclosure Schedule sets forth the name of each bank, safe deposit company or other financial institution in which MTC or any of its Subsidiaries has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

     4.29 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed by or on behalf of MTC or any of its Subsidiaries in favor of any Person, other than those given to freight forwarders for the import or export of Products in the ordinary course or business.

     4.30 CERTAIN ACQUISITIONS. Except as set forth in the Seller Disclosure Schedule, there is no Acquisition, and no Acquisition now proposed, to which MTC or any Subsidiary was or is to be a party and in which any director or officer of MTC or any Subsidiary or any person owning of record or beneficially more than 10% of the outstanding capital stock of any class of MTC or any Subsidiary or any associate of any such person had or has a direct or indirect material interest.

     4.31 FOREIGN CORRUPT PRACTICES ACT. To the Knowledge of Sellers, neither MTC or any Subsidiary nor any director, officer, agent, employee or other person associated with or acting on behalf of MTC or any Subsidiary has used any corporate funds for any unlawful contribution, gift, entertainment or other expense relating to political activity or made any direct or indirect unlawful payment to any United States or foreign government official or employee from corporate funds or violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or paid or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

     4.32 COMPLETENESS OF DISCLOSURE. Except as specifically set forth in this Agreement or the Seller Disclosure Schedule, there are no facts or circumstances of which the Sellers are aware that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), operations or results of operations of MTC and its Subsidiaries taken as a whole. Each exception to a representation and warranty set forth in the Seller Disclosure Schedule qualifies the specific representation and warranty which is referenced in the applicable section of the Seller Disclosure Schedule, and no other representation or warranty.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to each Seller as of the date of this Agreement that the statements contained in this Article V are true and correct.

     5.1 CORPORATE EXISTENCE. The Buyer is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Acquisition.

     5.2 CORPORATE AUTHORITY. This Agreement and the consummation of all of the Acquisition have been duly authorized by all requisite corporate acts or proceedings of the Buyer and the Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery hereof by Sellers, constitutes a valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency reorganization, moratorium or other similar Laws affecting or relating to creditors' rights generally, and (ii) the availability of injunctive relief and other equitable remedies. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the Acquisition will not (a) violate, conflict with or result in the breach of the Charter Documents of the Buyer, (b) conflict with or violate any Law, judgment or decree of any Governmental Authority applicable to the Buyer or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination or cancellation, modification or acceleration of, any Contract to which the Buyer is a party, except, in the case of clauses (b) and (c), as would not reasonably be expected to have a Buyer Material Adverse Effect.

     5.3 GOVERNMENTAL APPROVALS; CONSENTS. No Action is pending or, to the Knowledge of the Buyer, overtly threatened in writing against the Buyer which would enjoin or delay the Acquisition. Except as required by Antitrust Laws, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with any Governmental Authority or of any third party, is or has been required on the part of the Buyer in connection with the execution and delivery of this Agreement or the consummation of the Acquisition, except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices the failure of which to obtain or make would not reasonably be expected to have a Buyer Material Adverse Effect or which have been obtained.

     5.4 FINDERS; BROKERS. Except for Groton Partners LLC (whose expenses will be paid by the Buyer), the Buyer is not a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement for which any Seller or any Affiliate of any Seller will be liable.

     5.5 PURCHASE FOR INVESTMENT. The Buyer is aware that the Shares being acquired are not registered under the Securities Act, or under any state or foreign securities Laws. The Buyer is not an underwriter, as such term is defined under the Securities Act, and the Buyer is purchasing such Shares solely for investment, with no present intention to distribute any Shares to any Person, and the Buyer will not sell or otherwise dispose of the Shares, except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities laws.

     5.6 LITIGATION. There is no pending or, to the Knowledge of the Buyer, overtly threatened in writing Action, against the Buyer which reasonably would be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the Acquisition.

     5.7 DUE DILIGENCE AND INDEPENDENT INVESTIGATION.

          (a) The Buyer has conducted such investigations of the Business as it deems necessary and appropriate, and has received all of the information that it has requested from MTC and Sellers in connection with the execution and delivery of this Agreement and the consummation or the Acquisition.

          (b) In making the decision to enter into this Agreement and to consummate the Acquisition, other than reliance on the representations and warranties contained in Article IV, the Buyer acknowledges and agrees that it has relied solely on its own independent investigation, analysis and evaluation of MTC and the Business (including the Buyer's own estimate and appraisal of the value of MTC, the Business, and the financial condition, operations and prospects of MTC and the Business). The representations and warranties of the Sellers set forth in Article IV constitute the sole and exclusive representations and warranties of the Sellers to the Buyer in connection with the Acquisition contemplated hereby, and the Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities of MTC, or the quality, quantity or condition of MTC's assets) are specifically disclaimed by the Sellers. The Sellers do not make or provide, and the Buyer hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of MTC's or its Subsidiaries' assets or any part thereof.

          (c) The Buyer has no knowledge that the representations and warranties of Sellers set forth in this Agreement are not true and correct.

                                   ARTICLE VI

                            AGREEMENTS OF ALL PARTIES

     6.1 CONDUCT OF BUSINESS PENDING CLOSING. From the date hereof until the Closing, except as consented to by the Buyer in writing:

          (a) Sellers will cause MTC and each of its Subsidiaries to maintain itself at all times as a corporation validly existing and in good standing under the Laws of the jurisdiction of its incorporation;

          (b) Sellers will cause MTC and each of its Subsidiaries to carry on its business and operations in the ordinary course and substantially in the manner carried on as of the date hereof and Sellers will not permit MTC or any of its Subsidiaries to engage in any activity or Acquisition or make any commitment to purchase or spend other than in the ordinary course of its business as heretofore conducted; provided, however, without the written consent of Buyer, Sellers will not permit MTC and its Subsidiaries to make capital expenditures exceeding, in the aggregate, $100,000;

          (c) Sellers will not permit MTC or any of its Subsidiaries to declare, authorize or pay any distribution to its stockholders and Sellers will not permit MTC or any of its Subsidiaries to redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any of its Equity Securities, provided however, at or prior to the Closing, Sellers will cause (i) MTC to distribute to its shareholders all of the Capital Stock owned by MTC in The Mason and Dixon Lines Incorporated, a Tennessee corporation, and Arizona Kazakstan Development Group Incorporated, an Arizona corporation, (ii) MTC to redeem all of the outstanding shares of preferred stock of MTC, together with all accrued and unpaid dividends thereon, in exchange for promissory notes and/or other indebtedness of MTC and (iii) MTC to purchase all of the outstanding shares of capital stock of Oxy-Dry not owned by MTC in exchange for promissory notes and/or other indebtedness of MTC.

          (d) Sellers will not permit MTC or any of its Subsidiaries to pay or provide or obligate itself to pay or to increase or provide any compensation, commission or bonus or to provide any benefit under any Benefit Plan or any other arrangement to any director, officer, employee, consultant, independent contractor or agent (excluding accountants, attorneys and other professional advisors) as such, except for the regular compensation and commissions payable to and the existing benefits available under the Benefit Plans for such director, officer, employee, consultant, independent contractor or agent (excluding accountants, attorneys and other professional advisors) at the rate in effect on the date of this Agreement and Sellers shall not permit MTC or any of its Subsidiaries to establish or increase or promise to increase any benefit under any Benefit Plan, or enter into an employment, severance, change in control or similar agreement, in any case, except for increases or other changes required by Law;

          (e) Sellers will cause MTC and each of its Subsidiaries to continue to carry the insurance policies it currently has in effect;

          (f) Sellers will cause MTC and each of its Subsidiaries to use all commercially reasonable efforts to preserve for the Buyer, the Business and their respective employees and independent contractors, and their respective relationships with suppliers, licensees, distributors and customers and others having business relationships with MTC and each of its Subsidiaries, respectively;

          (g) Sellers will not permit MTC or any of its Subsidiaries to sell or otherwise dispose of or pledge or otherwise encumber (other than for Permitted Liens), or obligate itself to sell or otherwise dispose of or pledge or otherwise encumber (other than Permitted Liens) any of its properties or assets except in the ordinary course of business and Sellers will cause MTC and its Subsidiaries to maintain its facilities, machinery and equipment in good operating condition and repair, subject only to ordinary wear and tear;

          (h) Sellers will not permit MTC or any of its Subsidiaries to amend its Charter Documents; and

          (i) Sellers will not permit MTC or any of its Subsidiaries to make any change in its accounting or Tax methods or practices or its Tax elections or enter into any agreement or arrangement with respect to Taxes or settle or compromise any income Tax liability of MTC or any of its Subsidiaries; and

          (j) without limiting the foregoing, Sellers will consult with the Buyer regarding all significant transactions and proposals relating to the Business or the assets of MTC or any of its Subsidiaries.

     6.2 COOPERATION WITH RESPECT TO FINANCING. If and to the extent reasonably requested by Buyer, Sellers shall cooperate with the Buyer in connection with the Buyer's efforts to obtain the financing.

     6.3 CONFIDENTIAL INFORMATION. Sellers shall cause MTC and each of its Subsidiaries to exert reasonable efforts, at least as stringent as those employed by it prior to the date of this Agreement, for the preservation and maintenance of its Proprietary Information, to preserve and maintain all Proprietary Information of MTC and each of its Subsidiaries, and, except as required by Law, Sellers shall not disclose, and shall not permit MTC or any of its Subsidiaries to disclose, to any third person (other than the Buyer and its representatives) any such Proprietary Information, except in the ordinary course of business; provided, however, that Sellers shall be free to disclose all or any of such Proprietary Information which are a matter of public knowledge. The covenants of Sellers contained in this Section 6.3 shall survive the Closing for a period of five years.

     6.4 BUYER'S ACTIONS. The Buyer shall not acquire or agree to acquire, nor permit any of its Affiliates to acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (a) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Acquisition or the expiration or termination of any applicable waiting period, (b) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Acquisition or (c) delay the consummation of the Acquisition.

     6.5 OTHER OFFERS. Sellers shall cause MTC and its directors, officers, employees and other representatives to cease any discussions or negotiations with any Person (other than the Buyer or any Governmental Authority) that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal. Until the earlier to occur of the termination of this Agreement in accordance with Article X or the Closing, Sellers shall not, and shall cause MTC and its directors, officers, employees and other representatives not to, (a) solicit, initiate or knowingly encourage the initiation of any Acquisition Proposal or (b) participate in any discussions with any Person (other than the Buyer or any Governmental Authority) regarding, or furnish to any Person (other than the Buyer or any Governmental Authority) any non-public information in connection with, any Acquisition Proposal. Sellers shall not enter into any contract or agreement (other than a confidentiality agreement) with respect to an Acquisition Proposal.

     6.6 MUTUAL COOPERATION; NO INCONSISTENT ACTION.

          (a) Subject to the terms and conditions of this Agreement, Sellers, on one hand, and the Buyer, on the other hand, shall cooperate with each other and use their respective best efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate the Acquisition as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required filings under applicable Antitrust Laws) and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary to consummate the Acquisition. Subject to applicable Laws relating to the exchange of information and in addition to Section 6.6(b), the Parties shall have the right to review in advance, and to the extent practicable each will consult the other regarding, all the information relating to the Party, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Acquisition.

          (b) Each Party shall use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with any Governmental Authority in connection with the Acquisition and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Acquisition, including any Action initiated by a private party, and (ii) keep the other Party informed in all material respects and on a reasonably timely basis of any communication received by such Party or its Affiliates from, or given by such Party to, any other Governmental Authority and of any communication received or given in connection with any Action by a private party, in each case regarding any of the Acquisition.

          (c) In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.6, each Party shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Acquisition. Without limiting any other provision hereof, the Parties shall each use commercially reasonable efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Acquisition, on or before the Termination Date, including by defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Acquisition so as to enable the consummation of the Acquisition to occur as soon as reasonably possible (and in any event no later than the Termination Date). In addition, the Buyer shall use its best efforts to defend through litigation on the merits any claim asserted in court by any Party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring as promptly as practicable.

          (d) The Sellers, on the one hand, and the Buyer, on the other hand, shall notify and keep the other advised as to any Action pending and known to such Party, or, to its Knowledge, overtly threatened in writing, which challenges the Acquisition. Subject to Section 6.5 and Article X, MTC, Sellers and the Buyer shall not take any action inconsistent with their obligations under this Agreement or which would materially hinder or delay the consummation of the Acquisition.

     6.7 PUBLIC DISCLOSURES. Prior to the Closing Date, no Party shall (except in the case of MTC with respect to disclosures made to the employees or customers of MTC and its Subsidiaries) issue any press release or make any other public disclosures concerning the Acquisition or the contents of this Agreement without the prior written consent of the other Party, unless a Party believes, upon advice of counsel, it is required by Law or regulation (of any applicable stock or securities exchange or otherwise) to make such public disclosure. The Parties shall reasonably cooperate as to the timing and contents of any public announcement or communication.

     6.8 ACCESS TO RECORDS AND PERSONNEL.

          (a) From the date hereof until the earlier of the Closing or termination of this Agreement, upon reasonable notice, Sellers shall cause MTC and each of its Subsidiaries to (i) afford the Buyer and its representatives reasonable access to the senior managers of MTC and its Subsidiaries and (ii) furnish to the representatives of the Buyer such additional financial and operating data and other material information regarding the Business (or copies thereof) as the Buyer may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Buyer's expense, during normal business hours, and in such a manner as not to interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, neither Sellers, MTC nor its Subsidiaries shall be required to disclose any information to the Buyer, if such disclosure would (i) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof, (ii) disrupt or jeopardize any material customer or vendor relationship or (iii) include Tax information pertaining to Sellers or their respective Affiliates, other than MTC and its Subsidiaries.

          (b) From and after the Closing Date, the Parties shall, and the Buyer shall cause MTC and its Subsidiaries to, retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to MTC and its Subsidiaries in their possession (the "BOOKS AND RECORDS") for eight (8) years or for such longer period as may be required by Law.

          (c) From and after the Closing Date, the Parties shall allow each other, and Buyer shall cause MTC and each of its Subsidiaries to allow each Seller, its Affiliates and their respective representatives, reasonable access to the Books and Records and to personnel having knowledge of the whereabouts and/or contents of the Books and Records, for legitimate non-competitive business reasons, including the preparation of the Post-Closing Working Capital Statement and any Seller's Tax Returns and the defense of any Action. Each Party shall be entitled to recover its out-of-pocket costs (including copying costs) incurred in providing such Books and Records to the other Party, except with respect to information provided by Buyer, MTC and its Subsidiaries to Sellers in connection with the preparation of the Closing Balance Sheet and Working Capital Statement or any Seller's Tax Returns. The requesting Party shall, and the Buyer shall cause MTC, each of its Subsidiaries and their Affiliates to hold in confidence all confidential information identified as such by, and obtained after the Closing from, the disclosing Party, any of its officers, agents, representatives or employees; provided, however, that information that (i) was in the public domain; (ii) was in fact known to the requesting Party prior to disclosure by the disclosing Party, its officers, agents, representatives or employees; (iii) becomes known to the requesting Party from or through a third party not under an obligation of non-disclosure to the disclosing Party; or (iv) Seller is required by Law or otherwise deems necessary and proper to disclose in connection with the filing, examination or defense of any Tax Return or other document required to be filed, shall not be deemed to be confidential information. In addition, the Parties agree that confidential information may be used for the purpose for which it was supplied.

     6.9 UPDATE TO DISCLOSURE. Between the date of this Agreement and the Closing, Buyer shall promptly inform Sellers in writing of any material variances discovered by the Buyer or their representatives in the representations and warranties of MTC and Sellers contained in this Agreement. MTC and Sellers shall have the right to update the Seller Disclosure Schedule (the "UPDATED SCHEDULES") with respect to any matter arising after the date hereof but prior to the Closing, provided that Sellers deliver the Updated Schedules to Buyer no later than five business days prior to the Closing Date. If Buyer receives Updated Schedules from Sellers, Buyer shall have the right to
(a) terminate this Agreement pursuant to Section 10.1(c)(i), provided the matters disclosed on such Updated Schedules would otherwise result in the condition set forth in Section 7.1 not being satisfied, or (b) proceed with the Closing, provided that Sellers shall not be deemed to be in breach of their representations and warranties hereunder as a result of any updated matter set forth in such Updated Schedules and upon the Closing the Buyer shall be deemed to have waived all claims against Sellers, including all indemnity claims pursuant to Article IX, for all updated matters set forth in such Updated Schedules. For all purposes under this Agreement, the Updated Schedules shall be deemed to supersede and amend the original Disclosure Schedule dated as of the date of this Agreement.

     6.10 RESIGNATION OF DIRECTORS. Prior to or at the Closing, Sellers will cause each director of MTC and each of its Subsidiaries to resign as a director of MTC or such Subsidiary, as the case may be, effective at the Closing.

     6.11 DIRECTOR AND OFFICER INDEMNIFICATION.

          (a) From and after the Closing Date, the Buyer shall, and shall cause MTC and its Subsidiaries to, (i) indemnify and hold harmless each individual who at the Closing Date is, or at any time prior to the Closing Date was, a director, officer, agent, or employee of MTC or any of its Subsidiaries (collectively, the "AGENTS") with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, acts or omissions by an Agent in the Agent's capacity as a director, officer or employee of MTC or any of its Subsidiaries or taken at the request of MTC or any of its Subsidiaries (including in connection with serving at the request of MTC or any of its Subsidiaries as a director, officer, employee or agent of another Person (including in connection with the Acquisition)), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of MTC and its Subsidiaries to the Agents in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the applicable organizational or Charter Documents, which shall survive the Closing and continue in full force and effect in accordance with their respective terms. Without limiting the foregoing, the Buyer, from and after the Closing Date, shall cause the organizational and Charter Documents of MTC and its Subsidiaries to contain provisions no less favorable to the Agents with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the applicable organizational or Charter Documents of MTC and its Subsidiaries, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Agents. In addition, the Buyer shall, and shall cause MTC and its Subsidiaries to, pay any expenses (including fees and expenses of legal counsel) of any Agent under this
Section 6.11 (including in connection with enforcing the indemnity and other obligations provided for in this Section 6.11) as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

          (b) In the event any claim is asserted or made, any determinations that are required to be made with respect to whether an Agent's conduct complies with an applicable standard shall be made by independent legal counsel selected by the Agent; provided that nothing in this Section 6.11 shall impair any rights of any current or former director or officers of MTC or any of its Subsidiaries, including pursuant to the respective organizational and Charter Documents, under applicable Law or otherwise.

          (c) The obligations of the Buyer, MTC and its Subsidiaries under this
Section 6.11 shall continue in full force and effect following the Closing and shall not be terminated or modified in such a manner as to adversely affect the rights of any Agent to whom this Section 6.11 applies unless the affected Agent shall have consented in writing to such termination or modification (it being expressly agreed that the Agent to whom this Section 6.11 applies shall be third party beneficiaries of this Section 6.11). The provisions of this Section 6.11 are (i) intended to be for the benefit of, and shall be enforceable by, each Agent, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

          (d) If Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any

Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer, assume, honor and discharge the obligations set forth in this Section 6.11.

          (e) Notwithstanding the foregoing, the indemnification provisions of this Section 6.11 shall not apply to claims for indemnification under Article IX of this Agreement against Edward T. McLoughlin and Mary Ellen Cahill in their capacity as Sellers.

     6.12 EMPLOYEE RELATIONS AND BENEFITS.

          (a) Effective as of the Closing, and for a period of 12 months thereafter, the Buyer shall cause MTC and its Subsidiaries to provide to the individuals who are employees of MTC or any of its Subsidiaries on the Closing Date (the "AFFECTED EMPLOYEES"), to the extent and only so long as they remain as employees of MTC or any of its Subsidiaries during such 12 month period, compensation and employee benefits which in the aggregate are substantially equal in value to the compensation and benefits provided by MTC or its Subsidiaries to the Affected Employees at the time of Closing. For a period of 12 months after Closing, the Affected Employees shall be entitled to severance pay on substantially the same terms as currently provided by and in a manner consistent with the current practices of, MTC and its Subsidiaries, as disclosed in the Seller Disclosure Schedule.

          (b) To the extent that the Affected Employees become eligible to participate in any employee benefit plan, program or arrangement maintained by the Buyer or any of its Affiliates, the Buyer shall cause the Affected Employees to receive credit for all periods of employment and/or service with MTC (including service with predecessor employers, where such credit was provided by MTC) prior to the Closing Date for purposes of determining eligibility and vesting service, to the extent such credit does not result in a duplication of benefits.

          (c) The Buyer shall cause all welfare benefit plans in which Affected Employees participate following the Closing to (i) waive all waiting periods with respect to participation and coverage requirements applicable to the Affected Employees and their covered dependents under such plans (except to the extent that such waiting periods would apply under the Company's or any of its Subsidiary's plans as in existence prior to the Closing), to the extent permitted by any insurance carriers and third-party administrators for such plans, and (ii) provide each Affected Employee and his or her covered dependents with credit for any copayments and deductibles paid during the relevant plan year prior to Closing in satisfying any applicable deductible or out-of-pocket requirements under such plans, to the extent permitted by any insurance carriers and third-party administrators for such plans. This Section 6.12(c) shall not apply with respect to any German welfare benefit plans which is applicable to German Affected Employees, except that all such plans shall be continued in accordance with applicable Law and under their regular terms in the same way as if the Acquisition had not been consummated and that any expectancy rights (Anwartschaftsrechte) which may exist due to terms of service, copayments by Affected Employees or otherwise will be fully recognized.

          (d) Nothing contained in this Section 6.12 shall confer upon any Affected Employee, or legal representative or beneficiary thereof, any rights or remedies, be construed as requiring the Buyer or MTC to continue any specific employee benefit plans or to continue the employment of any specific person, or prevent the Buyer or MTC from modifying or terminating any Benefit Plan, or otherwise modifying the terms and conditions of an Affected Employee's employment.

          (e) The Buyer shall have full responsibility for compliance with the Worker's Adjustment and Restraining Notification Act of 1988, as amended, and be solely responsible for furnishing any required notice of any "plant closing" or "mass layoff", as applicable, which arise as a result of any facility closings, reductions in work force or termination or other action, that MTC and its Subsidiaries may cause or initiate on or after the Closing Date and shall jointly and severally indemnify Sellers and their respective Affiliates for any liability related thereto, including reasonable attorneys' fees related thereto.

     6.13 TAX MATTERS.

          (a) Preparation and Filing of Tax Returns. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of MTC and its Subsidiaries that are due after the Closing Date. The Sellers shall pay to Buyer, within five (5) days following the filing of such Tax Returns by Buyer, an amount equal to the portion of their Taxes with respect to such Tax Returns which relates to any taxable period, or portion thereof, ending on or before the Closing Date, except to the extent such Taxes are accrued as a liability for purposes of calculating either the Closing Working Capital Value or Net Income Tax Liabilities as of the Closing Date. Buyer shall provide drafts of the Tax Returns of MTC and its Subsidiaries (along with related work papers) which it prepares and files relating to any Pre-Closing Period at least 15 Business Days before such Tax Returns are filed for Sellers' review and comment.

          (b) Cooperation in Filing Tax Returns. Buyer and the Sellers shall, and shall each cause their Subsidiaries and Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the preparation, execution and filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include, without limitation, providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by taxing authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each Party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters, of MTC and its Subsidiaries for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) eight years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them provided that such Party shall give to the other party the notice described in Section 11.1 prior to doing so. Buyer and its Affiliates shall make their employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information provided by Buyer (or its Subsidiaries or Affiliates) pursuant to this Section 6.13(b). Sellers shall make themselves and their employees reasonably available on a mutually convenient basis at Sellers' cost to provide explanation of any documents or information provided by Sellers pursuant to this
Section 6.13(b).

          (c) Allocation of Certain Taxes.

               (i) If MTC and its Subsidiaries are permitted but not required under applicable state, local, or foreign income tax Laws to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.

               (ii) In the case of Taxes arising in a taxable period of MTC or any of its Subsidiaries that includes, but does not end on, the Closing Date, except as provided in Section 6.13(c)(iii), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period. For the avoidance of doubt, for purposes of this Agreement, any Tax resulting from the transactions contemplated by this Agreement, including the distribution of Capital Stock of The Mason and Dixon Lines Incorporated, a Tennessee corporation, and Arizona Kazakstan Development Group Incorporated, an Arizona corporation, is allocable to the Pre-Closing Period.

               (iii) In the case of Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or personal property, real property or other ad valorem Taxes, that are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period. However, any such Taxes attributable to any property that was owned by MTC or any of its Subsidiaries at some point in the Pre-Closing Period, but is not owned as of the Closing Date (including, but not limited to, any assets owned by, or Capital Stock of, The Mason and Dixon Lines Incorporated, a Tennessee corporation, and Arizona Kazakstan Development Group Incorporated, an Arizona corporation) shall be allocated entirely to the Pre-Closing Period.

          (d) Payment of Transfer Taxes and Fees. The Sellers shall pay all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Buyer, Buyer's Affiliates including, following the Closing, MTC and its Subsidiaries, with respect to such Transfer Taxes. The Sellers shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes. Buyer shall provide, and following the Closing shall cause MTC and its Subsidiaries to provide, such cooperation as may be reasonably requested by Sellers in connection with the preparation, execution and filing of such Tax Returns. Sellers and Buyer shall, at least ten (10) days prior to the Closing, reasonably allocate the purchase price among the assets to the extent required or desirable to complete any necessary Transfer Tax Returns or reports and to compute the amount of any Transfer Taxes and shall cooperate in the preparation, execution and filing of all such Tax Returns.

          (e) FIRPTA. Sellers shall deliver to the Buyer on the Closing Date a properly prepared and executed certificate of MTC under Treas. Reg. Sections 1.897-2(h) and 1.1445-2(c) to the effect that the Shares are not "U.S. real property interests", within the meaning of Section 897(c)(1) of the Code.

          (f) Refunds. If after the Closing Date, MTC or any of its Subsidiaries receives a refund of any Tax that is attributable to a Pre-Closing Period, then MTC or its Subsidiary, as the case may be, shall promptly pay or cause to be paid to Sellers the amount of such refund together with any interest thereon, but net of any Taxes imposed on any Buyer Indemnitee with respect thereto. Any refund of Taxes (including any interest thereon) that relates to MTC or any of its Subsidiaries and that is attributable to a Post-Closing Period shall be the property of MTC or such Subsidiary, as the case may be, and shall be retained by MTC or such Subsidiary (or promptly paid by Sellers to MTC or such Subsidiary if any such refund (or interest thereon) is received by any Seller or any Subsidiary or Affiliate of any Seller). In applying this Section 6.13(f), any refund of Taxes (including any interest thereon) for a taxable period that includes but does not end on the Closing Date shall be allocated between the Pre-Closing Period and the Post-Closing Period in accordance with Section 6.13(c).

     6.14 NON-COMPETE; NON-SOLICIT. For a period of five (5) years commencing on the Closing Date, the Sellers will not, directly or indirectly, or as a stockholder, partner, member, manager, employee, consultant or other owner or participant in any Person (a) engage in, assist any other Person to, hire any other Person to or have any employees that engage in the Business (as conducted by MTC and its Subsidiaries on the Closing Date) anywhere in the United States, or anywhere else in the world where MTC or any of its Subsidiaries does business, or (b) adversely affect the business relationship of MTC or any of its Subsidiaries with any Person who is, or was within the one-year period prior to the Closing, a customer, employee or consultant of, a supplier or service provider to, or other Person having business relations with, MTC or any of its Subsidiaries. For a period of one (1) year commencing on the Closing Date, the Sellers will not, directly or indirectly, or as a stockholder, partner, member, manager, employee, consultant or other owner or participant in any Person, solicit or endeavor to entice away from MTC or any of its Subsidiaries, or offer employment or a consulting position to, any Person who is an employee or consultant of MTC or any of its Subsidiaries on the Closing Date, except those whose employment has been terminated by Buyer, MTC or any of its Subsidiaries following the Closing, and except for Martin Haver.

     6.15 MEDICAL INSURANCE. Buyer shall provide to each of Ed McLoughlin and Mary Ellen Cahill medical insurance comparable to the medical insurance provided at the time by Buyer to its executive employees and on terms no less favorable than Buyer offers such medical insurance to its executive employees for a period commencing on the Closing Date and ending on their respective 65th birthdays. Spouses and dependents of Ed McLoughlin and Mary Ellen

Cahill shall be eligible for coverage under such medical insurance in the same manner that spouses and dependents of Buyer's employees are eligible for coverage as secondary insureds.

                                  ARTICLE VII

                                   CONDITIONS

     7.1 CONDITIONS TO THE OBLIGATIONS OF THE BUYER.

          (a) The obligations of the Buyer to consummate the Acquisition shall be subject to the satisfaction or waiver at or prior to the Closing Date of the condition that the representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time, except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date and (iii) that those representations and warranties which by their terms are qualified by materiality shall be true and correct in all respects. Sellers shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Sellers shall have delivered to the Buyer a certificate dated as of the Closing Date, and executed by Sellers, certifying the foregoing.

          (b) The obligations of the Buyer to consummate the Acquisition shall be subject to the Buyer obtaining a loan from a bank or other financial institution in an amount sufficient to permit the Buyer to pay to Sellers the purchase price upon such other terms and conditions as shall be satisfactory to the Buyer.

     7.2 CONDITIONS TO THE OBLIGATIONS OF SELLERS. The obligations of Sellers to consummate the Acquisition shall be subject to the satisfaction or waiver at or prior to the Closing Date of the condition that the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date and (iii) that those representations and warranties which by their terms are qualified by materiality shall be true and correct in all respects. The Buyer shall have performed and complied in with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date, and executed by an executive officer of the Buyer, certifying the foregoing.

     7.3 CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS. The respective obligations of the Buyer and Sellers to consummate the Acquisition shall be subject to the satisfaction or waiver at or prior to the Closing Date of the condition that at the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental Authority that is in effect that prohibits or materially restricts the consummation of the purchase by, or the transfer by Sellers to Buyer of the Shares; provided, however, that the benefits of this Section 7.3 shall not be available to a Party whose failure to fulfill its obligations pursuant to
Section 6.6 shall have been the cause of, or shall have resulted in, such injunction, restraining order or decree.

     7.4 FRUSTRATION OF CLOSING CONDITIONS. Neither the Buyer nor Sellers may rely on the failure of any condition set forth in Section 7.1(a), Section 7.2 or
Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party's failure to use commercially reasonable efforts to consummate the Acquisition, as required by and subject to Section 6.6.

                                  ARTICLE VIII

                                     CLOSING

     8.1 CLOSING DATE. Unless this Agreement shall have been terminated pursuant to Article X hereof, the closing of the Acquisition (the "CLOSING") shall take place at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois, at 10:00 A.M., Chicago time, on the date three (3) Business Days after all of the conditions to the Closing set forth in Article VII hereof have been satisfied or waived, but in no event later than November 30, 2006, or such other date, time and place as shall be agreed upon by Sellers and Buyer (the actual date and time being herein called the "CLOSING DATE").

     8.2 THE BUYER'S DELIVERIES TO SELLERS. At the Closing, the Buyer shall deliver, or caused to be delivered, to Sellers the following, in form and substance reasonably acceptable to Sellers:

          (a) a copy of the certificate of incorporation and bylaws, partnership agreement or analogous organizational document of Buyer, as amended, certified by the corporate secretary of Buyer;

          (b) a copy of the resolutions duly adopted by the Board of Directors of the Buyer evidencing its authorization of the execution and delivery of this Agreement and the consummation of the Acquisition, certified by the corporate secretary of the Buyer;

          (c) the Initial Payment in immediately available U.S. federal funds;

          (d) the Escrow Agreement duly executed by the Buyer; and

          (e) a certificate or certificates of an officer of the Buyer (i) certifying the names and signatures of the officers of the Buyer authorized to sign this Agreement and all other agreements relating hereto and (ii) certifying those matters set forth in Section 7.2 above.

     8.3 THE BUYER'S DELIVERY TO THE ESCROW AGENT. At the Closing, the Buyer shall deliver or cause to be delivered, to the Escrow Agent, the Escrow Agreement duly executed by the Buyer and the Escrow Amount in immediately available U.S. federal funds.

     8.4 SELLERS' DELIVERIES TO THE BUYER. At the Closing, Sellers shall deliver, or cause to be delivered, to the Buyer the following, in form and substance reasonably acceptable to the Buyer:

          (a) a copy of the certificate of incorporation and bylaws of MTC and each of its Subsidiaries certified by the corporate secretary of such entity;

          (b) certificates evidencing the Shares properly endorsed or with stock powers executed in blank or otherwise in form suitable for transfer to Buyer;

          (c) certificates of Good Standing as of a recent date with respect to MTC and each of MTC's Subsidiaries from the Secretary of State (or other appropriate governmental official) of the state of its formation;

          (d) the Escrow Agreement duly executed by the Sellers; and

          (e) a certificate or certificates of the Sellers (i) certifying the names and signatures of those Sellers who are individuals and of those persons who are authorized to sign on behalf of those Sellers who are not individuals, this Agreement and all other agreements relating hereto and (ii) certifying those matters set forth in Section 7.1 above.

          (f) a copy of the Charter Documents of each Seller that is a limited partnership or trust certified by the general partner or trustee, as the case may be, of such entity.

          (g) a copy of the Charter Documents of each General Partner that is a limited liability company certified by the managing member or board of managers, as the case may be, of such entity.

          (h) an opinion of counsel for the Sellers substantially in the form attached as Exhibit C.

     8.5 SELLERS' DELIVERY TO THE ESCROW AGENT. At the Closing, Sellers shall deliver to the Escrow Agent the Escrow Agreement duly executed by Sellers.

     8.6 ESCROW AGENTS DELIVERY TO SELLERS AND BUYER. At the Closing, Escrow Agent shall deliver to Sellers and the Buyer the Escrow Agreement duly executed by the Escrow Agent.

                                   ARTICLE IX

                                 INDEMNIFICATION

     9.1 AGREEMENT TO INDEMNIFY.

          (a) Subject to the limitations provided herein, Sellers shall jointly and severally indemnify and hold harmless the Buyer and its Affiliates (collectively, the "BUYER INDEMNITEES") to the extent set forth in this Article IX in respect of any Losses reasonably and proximately incurred by Buyer Indemnitees as a result of (i) any inaccuracy or misrepresentation in any representation or warranty of MTC or Sellers made herein or any breach of or failure to perform any covenant, agreement or obligation of MTC or Sellers in this Agreement or any agreement, document or certificate delivered hereunder; provided, however, that Sellers shall have no liability on account of this
Section 9.1(a)(i) with respect to any claim relating to any events, facts or circumstances of which the Buyer had Knowledge on or before the Closing Date (except in the case of any claim relating to any Taxes in which case Sellers shall have liability on account of this Section 9.1(a)(i) whether or not Buyer has Knowledge of any events, facts or circumstances with respect to such claim); (ii) any federal or state income Taxes incurred by MTC or its Subsidiaries caused by or resulting from the sale of the Shares, except to the extent such Taxes are accrued as a liability for purposes of calculating either the Closing Working Capital Value or Net Income Tax Liabilities as of the Closing Date; (iii) any Taxes imposed on or relating to MTC or any of its Subsidiaries for any Pre-Closing Period, except to the extent such Taxes are accrued as a liability for purposes of calculating either the Closing Working Capital Value or Net Income Tax Liabilities as of the Closing Date, and (iv) any Liabilities of MTC unrelated to its ownership of Oxy-Dry.

          (b) Notwithstanding the foregoing paragraph (a):

               (i) Sellers shall not be liable under Section 9.1(a)(i) for any Losses in respect of any claim (or group of directly related claims) subject to Section 9.1(a)(i) until all Losses in respect of all claims exceed One Hundred Thousand Dollars ($100,000) in the aggregate (the "MINIMUM AMOUNT"), and thereafter Sellers shall be liable, subject to the other limitations provided for elsewhere in this Agreement, for all Losses in excess of the Minimum Amount;

               (ii) The aggregate liability of Sellers for all Losses under this Agreement and any agreement, document or certificate delivered herewith and the Acquisition shall not exceed Two Million Dollars ($2,000,000) (the "MAXIMUM AMOUNT"), provided however, that the liability of Sellers for Taxes, and for liabilities of MTC unrelated to its ownership of Oxy-Dry and for fraud shall be unlimited; and

               (iii) Sellers shall have no liability to indemnify any Buyer Indemnitee for any Losses (other than in respect of Taxes, any Liabilities of MTC unrelated to its ownership of Oxy-Dry or fraud) (A) related to any liability that is specifically set forth (i) in the calculation of Closing Working Capital Value or (ii) on the Financial Statements or the Reference Purchase Price Statement, (B) under
          Section 9.1(a)(i), if the Buyer had Knowledge that the representations and warranties of MTC or Sellers in this Agreement were not true and correct prior to the Closing, to the extent arising as a result of any action taken or omitted to be taken by Buyer or any of its Affiliates,
          (C) under Section 9.1(a)(i), in respect of a breach of any representations and warranties, to the extent disclosed in the Seller Disclosure Schedule, (D) to the extent arising from a change in Law that becomes effective after the Closing Date or (E) arising or resulting from any action taken or omitted to be taken by the Buyer or any of its Affiliates after the Closing Date other than as contemplated or permitted by this Agreement.

          (c) Buyer shall indemnify and hold harmless Sellers and their respective Affiliates (collectively the "SELLER INDEMNITEES" and, together with the Buyer Indemnitees, the "INDEMNITEES") to the extent set forth in this
Article IX in respect of any and all Losses reasonably and proximately incurred by any Seller Indemnitee: (i) as a result of any inaccuracy or misrepresentation in any representation or warranty of the Buyer made herein or any breach of or failure to perform any covenant, agreement or obligation of the Buyer in this Agreement or any agreement, document or certificate delivered hereunder; or (ii) as a result of liabilities of MTC and its Subsidiaries, including liabilities arising from matters, facts and circumstances set forth in the Seller Disclosure Schedule to Article IV hereof, other than (x) Tax liabilities of MTC or any of its Subsidiaries arising from any Pre-Closing Period, (y) liabilities of MTC unrelated to its ownership of Oxy-Dry or (z) liabilities in respect of which Sellers are obligated to indemnify and hold harmless Buyer Indemnitees pursuant to Section 9.1(a).

          (d) Notwithstanding the foregoing paragraph (c):

               (i) Buyer shall not be liable under Section 9.1(c)(i) for any Losses in respect of any claim (or group of directly related claims) subject to Section 9.1(c)(i) until all Losses in respect of all claims exceed One Hundred Thousand Dollars ($100,000) in the aggregate (the "MINIMUM AMOUNT"), and thereafter Buyer shall be liable, subject to the other limitations provided for elsewhere in this Agreement, for all Losses in excess of the Minimum Amount; and

               (ii) The aggregate liability of Buyer for all Losses under this Agreement and any agreement, document or certificate delivered herewith and the Acquisition shall not exceed Two Million Dollars ($2,000,000) (the "MAXIMUM AMOUNT"); provided however, that the liability of Buyer for fraud shall be unlimited.

     9.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties shall survive the Closing and expire on the eighteen month anniversary of the Closing Date; provided, however, all representations and warranties of Sellers made pursuant to Section 4.10 (Taxes) and Section 4.22 (Environmental) shall survive the Closing for a period continuing until thirty
(30) days following the expiration of the applicable statute of limitations, as extended, and all representations and warranties of Sellers made pursuant to Sections 4.1 (Organization and Good Standing), 4.2 (Capitalization; Stock Ownership), 4.3 (Subsidiaries of MTC), 4.4 (Authority and Enforceability) and
4.5 (No Conflicts; Authorizations) shall survive the Closing indefinitely. Each covenant, agreement and obligation of the Parties hereto shall survive the Closing and expire on the first anniversary of the date on which such covenant, agreement or obligation was to be performed, unless a different term is expressly specified. Any cause of action for breach of a representation or warranty, covenant, agreement or obligation contained herein shall expire and terminate, unless the Party claiming that such breach occurred delivers to the other Party written notice and a reasonably detailed explanation of the alleged breach on or before 5:00 P.M., Chicago time, on the date on which such representation or warranty, covenant, agreement or obligation expires pursuant to this Section 9.2. If any claim for indemnification or other recovery is timely asserted pursuant to this Section 9.2, the Indemnitee shall have the right to bring an Action with respect to such claim within one (1) year after first giving the Indemnifying Party notice thereof, but may not bring any such Action thereafter.

     9.3 NOTICE OF CLAIMS FOR INDEMNIFICATION. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to Section 9.1 in respect of any Losses, such Indemnitee shall give the appropriate indemnifying Party (the "INDEMNIFYING PARTY") written notice within ten (10) Business Days of its becoming aware thereof, which notice shall specify in reasonably sufficient detail the facts alleged to have been breached and the amount the Indemnitee seeks hereunder from Indemnifying Party, together with such information as may be necessary for the Indemnitee to determine the limitations in Section 9.1(b)(i) have been satisfied; provided, however, the failure to give such notice shall not release the Indemnifying Party from its obligations under this
Article IX, except to the extent that the Indemnifying Party is prejudiced by such failure. If the Indemnifying Party contests the assertion of a claim, the Parties covenant and agree to use their commercially reasonable efforts to resolve their dispute with respect to such claim.

     9.4 DEFENSE OF CLAIMS. In connection with any claim for which indemnification has been sought under this Article IX resulting from or arising out of any claim or Action against an Indemnitee by a Person that is not a Party hereto (a "THIRD PARTY CLAIM"), the Indemnifying Party may assume the defense of any such claim or Action (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee. If the Indemnifying Parties shall have assumed the defense of any claim or Action in accordance with this Section 9.4, the Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Action, without the prior written consent of such Indemnitee; provided, however, that the Indemnifying Parties shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof (less any unapplied portion of the Minimum Amount and up to the Maximum Amount); provided, further, that the Indemnifying Parties shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and provided, further, that a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, officers, employees, consultants and agents with respect to such claim. Each Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Parties in the defense of any claim or Action being defended by the Indemnifying Parties pursuant to this Section 9.4. If the Indemnifying Parties do not assume the defense of any claim or Action resulting therefrom in accordance with the terms of this Section 9.4, such Indemnitee must defend against such claim or Action. The Indemnitee shall not pay, or permit to be paid, any part of the Third Party Claim unless the Indemnifying Parties consent in writing to such payment, such consent not to be unreasonably withheld or delayed, or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnitee for such Third Party Claim. If the Indemnitee controls the defense of any such claim or Action in accordance with this Section 9.4 and proposes to settle any such claim or Actions prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnitee shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim or Action.

     9.5 SETTLEMENT OR COMPROMISE. Any settlement or compromise made or caused to be made by the Indemnitee (unless the Indemnifying Person has the exclusive right to settle or compromise under Section 9.4) or the Indemnifying Person, as the case may be, of any such claim or Action of the kind referred to in Section
9.4 shall also be binding upon the Indemnifying Person or the Indemnitee, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (i) no obligation, restriction or Loss shall be imposed on the Indemnitee as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, and
(ii) the Indemnitee will not compromise or settle any claim or Action without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld.

     9.6 SUBROGATION. To the extent that any Indemnifying Party discharges any claim for indemnification hereunder, such Indemnifying Party shall be subrogated to all rights of any Indemnitee against third parties, including all rights relating to claims under any insurance, contracts, common law or otherwise. Such Indemnitee (and its Affiliates) and Indemnifying Party will execute upon request all instruments reasonably necessary to evidence or further protect such subrogation rights.

     9.7 KNOWLEDGE. Notwithstanding anything contained herein to the contrary, no Party shall have (a) any liability under Section 9.1(a)(i) or Section 9.1(c)(i) for any breach of or inaccuracy in any representation or warranty by such Party, if the other Party (i) had Knowledge at or before the Closing of the facts as a result of which such representation or warranty was breached or inaccurate or (ii) was provided access to, at or before the Closing, a document disclosing such facts (except in the case of a breach of or inaccuracy in a representation or warranty by Sellers relating to any Taxes, in which case Sellers shall have liability under Section 9.1(a)(i) whether or not Buyer (x) had Knowledge at or before the Closing of the facts as a result of which such representation or warranty was breached or inaccurate or (y) was provided access to, at or before the Closing, a document disclosing such facts) or (b) any liability after the Closing for any breach of or failure to perform before the Closing any covenant or obligation of such Party if the other Party or any of its Affiliates or any of their respective officers, employees, counsel or other representatives (i) had Knowledge at or before the Closing of such breach or failure or (ii) was provided access to, at or before the Closing, a document disclosing such breach or failure (except in the case of a breach or failure by Sellers relating to any Taxes, in which case Sellers shall have liability whether or not Buyer (x) had Knowledge at or before the Closing of such breach or failure or (y) was provided access to, at or before the Closing, a document disclosing such breach or failure).

     9.8 POST-CLOSING ACTIONS. Sellers shall not be required to indemnify Buyer Indemnified Parties pursuant to Section 9.1(a) or otherwise for any liability under any Environmental Law as a result of any Buyer Party's or, following the Closing MTC's or any of its Subsidiary's unsolicited voluntary action, including, but not limited to, intrusive site investigations or contacts with or disclosures to a Governmental Authority or other Person. None of the Buyer shall voluntarily solicit or request any Governmental Authority or other Person to make a claim with the purpose of triggering the indemnity provisions of this Agreement.

     9.9 INDEMNIFICATION CALCULATIONS. The amount of any Losses for which indemnification is provided under this Article IX shall be computed net of any insurance proceeds, Tax benefits or other recoveries available to any Indemnitee in connection with such Losses. Each Indemnitee shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefits or recoveries are received by an Indemnitee (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnitee with respect thereto, the Indemnitee (or such Affiliate) shall promptly pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party's payment).

     9.10 TAX TREATMENT. The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes, as between Buyer and Sellers, as an adjustment to the Purchase Price, unless otherwise required by applicable Law or Governmental Authority interpretations thereof.

     9.11 EXCLUSIVE REMEDY. Except in the case of fraud or as set forth in
Section 11.8, to the extent that the Buyer or any of its Affiliates has any Losses for which it may assert any other right to indemnification, contribution or recovery from Sellers or any of their respective Affiliates (whether under this Agreement or under any common law theory or any statute or other Law), the Buyer hereby waives, releases and agrees not to assert such right, and the Buyer agrees to cause each of its Affiliates to waive, release and agree not to assert such right, regardless of the theory upon which any claim may be based, whether contract, equity, tort, warranty, strict liability or any other theory of liability. Except in the case of fraud or as otherwise specifically provided in this Agreement, the indemnification provisions in Article IX of this Agreement shall provide the sole and exclusive remedy of the Parties hereto, their Affiliates, and any of their officers, directors, employees, stockholders, agents and representatives with respect to any and all Losses of any kind or nature whatever incurred because of or resulting from or arising out of this Agreement, any agreement, document or certificate delivered herewith or therewith, the Acquisition, the Business, MTC and its Subsidiaries and any of their assets and liabilities (other than Losses to the extent resulting from the failure of the Buyer to complete the Acquisition other than for reasons permitted by the Agreement). In furtherance of the foregoing, each Party hereby waives (and agrees not to bring any Action in respect of), on its own behalf and on behalf of its Affiliates and of any of their officers, directors, employees, stockholders, agents and representatives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action any of them may now or hereafter have against the other Party and its Affiliates and their officers, directors, employees, stockholders, agents and representatives, arising under or based upon any Law (including any such rights, claims or causes of action relating to CERCLA or any other Environmental Law or arising under or based upon common law) or otherwise (except pursuant to Section 6.11, 6.12 or
Article IX of this Agreement).

                                   ARTICLE X

                                  TERMINATION

     10.1 TERMINATION EVENTS. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the Acquisition may be abandoned prior to Closing:

          (a) by mutual written consent of the Parties hereto;

          (b) by Buyer or MTC, by written notice to the other if:

               (i) the Closing shall not have been consummated on or before the Termination Date, unless extended by written agreement of the Parties hereto; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to perform or comply with any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by such date; or

               (ii) any Governmental Authority shall have enacted, promulgated, issued, entered or enforced (A) any Law prohibiting the Acquisition or making them illegal, or (B) any injunction, judgment, order or ruling or taking any other action, in each case, permanently enjoining, restraining or prohibiting the Acquisition, which shall have become final and nonappealable.

          (c) by Buyer:

               (i) if the condition set forth in Section 7.1 shall have become incapable of fulfillment; or

               (ii) if all of the conditions set forth in Article VII shall have been satisfied and Sellers shall not have made all of the deliveries required by Section 8.4 on or before ten (10) days following the date designated for Closing pursuant to Section 8.1; or

          (d) by Sellers:

               (i) if the condition set forth in Section 7.2 shall have become incapable of fulfillment; or

               (ii) if all of the conditions set forth in Article VII shall have been satisfied and (i) the Buyer shall not have made all of the deliveries required by Sections 8.2 and 8.3 on or before ten (10) days following the date designated for Closing pursuant to Section 8.1.

     10.2 EFFECT OF TERMINATION. In the event of any termination of the Agreement as provided in Section 10.1 above, then all further obligations of the Parties under this Agreement shall terminate without further liability on the part of any Party to the others, other than (a) with respect to the obligations of the Buyer and Sellers under the Confidentiality Letter and Sections 6.7, 10.2, 10.3 and 11.3 of this Agreement and (b) except as to liability for any willful or fraudulent misrepresentation, breach or default in connection with any warranty, representation, covenant or obligation given, occurring or arising pursuant to this Agreement prior to the date of termination.

     10.3 FAILURE TO CLOSE. If all of the conditions set forth in Sections 7.1 and 7.3 to the obligations of Buyer to consummate the Acquisition (other than the condition that Buyer shall have obtained the financing referred to in
Section 7.1(b)) have been satisfied or waived and Buyer fails to consummate the Acquisition by November 30, 2006, the Buyer shall pay to Sellers as liquidated damages One Million Five Hundred Thousand Dollars ($1,500,000), by wire transfer of immediately available funds within five business days following such failure by Buyer to consummate the Acquisition. Buyer shall have no other liability or obligation to Sellers because of the failure by Buyer to consummate the Acquisition.

                                   ARTICLE XI

                     MISCELLANEOUS AGREEMENTS OF THE PARTIES

     11.1 NOTICES. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received (if the telefax is confirmed by next day receipted courier), and,

If to the Buyer:
Baldwin Technology Company, Inc.
2 Trap Falls Road
Suite 402
Shelton, CT 06484
Attention: Gerald A. Nathe
           Chairman of the Board
Fax: 203-402-5500

with a copy to:

Samuel B. Fortenbaugh III
1211 Avenue of the Americas, 27th Floor
New York, NY 10036
Fax: 212-596-3391

If to Sellers:

Mary Ellen Cahill
21 Heather Lane
Basking Ridge, NJ 07920
and
Edward T. McLoughlin
20620 North Meadow Lane
Barrington, IL 60010
Fax: 847-381-7466

with a copy to:

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, IL 60606
Attention: Robert A. Schreck
Fax: 312-984-7700

or to such other address as any such Party shall designate by written notice to the other Parties hereto.

     11.2 EXPENSES. Subject to Section 3.2(b) and Section 6.13, the Sellers and the Buyer shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement.

     11.3 NON-ASSIGNABILITY. This Agreement shall inure to the benefit of and be binding on the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise by any Party hereto without the express prior written consent of the other Parties, and any attempted assignment, without such consents, shall be null and void. Notwithstanding the foregoing provisions of this Section 11.3, the Buyer shall be permitted to collaterally assign its rights (and related remedies) under this Agreement (and related agreements and instruments) to its lenders from time to time (or their agent(s)); provided that the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder (and thereunder).

     11.4 AMENDMENT; WAIVER. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Parties hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party hereto of any condition to this Agreement or breach of any provision of this Agreement shall not operate or be construed as a waiver of any other condition of this Agreement or subsequent breach.

     11.5 THIRD PARTIES. Except for the rights provided in Sections 9.1, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party hereto nor create or establish any third party beneficiary hereto; provided that nothing contained in this Section 11.5 shall, or be interpreted to, limit the provisions with respect to the collateral assignment of this Agreement by the Buyer pursuant to Section 11.3.

     11.6 CURRENCY. All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars and all payments hereunder shall be made in U.S. dollars.

     11.7 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVERS. This Agreement and each other document delivered pursuant to this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Illinois. Each of the Parties agrees that if any dispute shall be resolved is not resolved by the Parties, it shall be resolved only in the courts of the State of Illinois sitting in the County of Illinois or the United States District Court for the Northern District of Illinois and the appellate courts having jurisdiction of appeals in such courts (collectively, the "PROPER COURTS"). In that context, and without limiting the generality of the foregoing, each of the Parties irrevocably and unconditionally (a) submits for itself and its property in any action relating to this Agreement or any document delivered pursuant to this Agreement or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts, and agrees that all claims in respect of any such action shall be heard and determined in such Illinois state court or, to the extent permitted by law, in such federal court; (b) consents that any such action may and shall be brought in such Proper Court and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such action in any such Proper Court or that such action was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any action (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any document delivered pursuant to this Agreement, or its performance under or the enforcement of this Agreement or any document delivered pursuant to this Agreement; (d) agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 11.1; and (e) agrees that nothing in this Agreement or any document delivered pursuant to this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Illinois.

     11.8 SPECIFIC PERFORMANCE. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties hereto agree and acknowledge that, in the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement the aggrieved party may elect to institute and prosecute any Action exclusively in the Proper Court to obtain specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement and to obtain reasonable attorneys' fees, without bond or other security being required. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled at law or in equity.

     11.9 ENTIRE AGREEMENT. This Agreement, the Seller Disclosure Schedule and Exhibits and agreements referred to herein (including the Confidentiality Letter) set forth the entire understanding of the Parties hereto as to matters not expressly excepted or excluded herefrom.

     11.10 INTERPRETATION AND RULES OF CONSTRUCTION. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

          (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated;

          (b) the table of contents and headings for this Agreement are for reference purposes only, are for convenience only and not deemed to be a part of this Agreement and do not affect in any way the meaning or interpretation of this Agreement;

          (c) whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

          (d) the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

          (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

          (g) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, and, if applicable, the terms hereof;

          (h) references to a Person are also to its permitted successors and assigns;

          (i) reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

          (j) the use of "or" is not intended to be exclusive, unless expressly indicated otherwise; and

          (k) when a reference is made in this Agreement to a U.S. Law concept or a U.S. Governmental Authority, such reference shall be deemed and interpreted as a reference to a corresponding concept or authority or semi-public administrative body under a corresponding foreign jurisdiction Law in those cases in which the reference relates to a Person falling under such foreign jurisdiction and in which such interpretation is required to economically approximate the intention of this Agreement, and such interpretation shall be made in line with the respective foreign Law, including those cases in which an explicit reference is made in this Agreement to a specific foreign Law in italics.

     11.11 SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Acquisition are fulfilled to the extent possible. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, the Buyer and Sellers hereby agree that such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by Law, and the parties agree to abide by such court's determination. If any such provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

     11.12 SCHEDULES. Neither the specification of any dollar amount or any item or matter in any provision of this Agreement or any agreement, document or instrument entered into or delivered in connection with the Acquisition (the "ANCILLARY AGREEMENTS") nor the inclusion of any specific item or matter in the Seller Disclosure Schedule or any schedule to any Ancillary Agreement is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, shall not be employed as a point of reference in determining any standard of materiality under this Agreement and no Party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not material for purposes of this Agreement or any Ancillary Agreement. Neither the specification of any item or matter in any provision of this Agreement or any Ancillary Agreement nor the inclusion of any specific item or matter in the Seller Disclosure Schedule or any schedule to any Ancillary Agreement is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business and no party shall use the fact or the specification or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any item or matter is or is not in the ordinary course of business for purposes of this Agreement or any Ancillary Agreement.

     11.13 LANGUAGE. Sellers and the Buyer agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against the Sellers or the Buyer. Each of Sellers and the Buyer and their respective counsel have reviewed and negotiated the terms of this Agreement.

     11.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

SELLERS:                                BUYER:

EDWARD MCLOUGHLIN GRANTOR TRUST         BALDWIN TECHNOLOGY COMPANY, INC.


By: /s/ Robert Krahl                    By: /s/ Gerald A. Nathe
    ---------------------------------       ------------------------------------
    Robert Krahl, Trustee                   Gerald A. Nathe,
                                            Chairman of the Board


    /s/ Edward T. McLoughlin
    ---------------------------------
    Edward T. McLoughlin


STEM, LP

By: McLoughlin Management, LLC
    General Partner


    By: /s/ Edward T. McLoughlin
        -----------------------------
        Edward T. McLoughlin, Manager


PINE HARBOUR PARTNERS, LP

By: Cahill Management LLC
    General Partner


    By: /s/ Mary Ellen Cahill
        -----------------------------
        Mary Ellen Cahill, Manager


        /s/ Mary Ellen Cahill
        -----------------------------
        Mary Ellen Cahill


MARY ELLEN CAHILL FAMILY 2006
IRREVOCABLE TRUST


By: /s/ Colleen Joyce
    ---------------------------------
    Colleen Joyce, Trustee

                   Signature Page to Stock Purchase Agreement

                                                                       EXHIBIT A

                             SHARE OWNERSHIP OF MTC

               Shareholder                 Common
               -----------                 ------
Edward T. McLoughlin                       29,625
Mary Ellen Cahill                          37,367
STEM LP                                    45,245
Edward McLoughlin Grantor Trust               539
Mary Ellen Cahill 2006 Irrevocable Trust      337
Pine Harbour Partners                      37,705